Exhibit 2.2

ASSET PURCHASE AGREEMENT

by and among

loanDepot.com, LLC

Mortgage Master, Inc.,

and

the shareholders of Mortgage Master, Inc.

Dated November 12, 2014

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6.5	Seller Financial Statements	30
6.6	Subsequent Events	31
6.7	No Undisclosed Liabilities	33
6.8	Legal Compliance	33
6.9	Licenses	34
6.10	Mortgage Loan Policies and Regulatory Matters	35
6.11	Acquired Seller Pipeline Loans	37
6.12	Acquired Assets	38
6.13	Contracts	39
6.14	Disputes	39
6.15	Employees	39
6.16	Business Intellectual Property	42
6.17	Tax	42
6.18	Transactions With Affiliates	44
6.19	Employee Benefit Plans; ERISA	44
6.20	Solvency; Ability to Pay Debts	45
6.21	Real Property	45
6.22	Referral Sources; Other Arrangements	47
6.23	Servicing Agreement Matters	47
6.24	Insurance	48
6.25	Accuracy of Information Furnished	48

ARTICLE 7	PRE-CLOSING COVENANTS	48

7.1	Conduct of Business by Seller	48
7.2	Access to Information	49
7.3	Efforts to Close	49
7.4	Bulk Transfer Compliance	50
7.5	Notification of Certain Matters	50
7.6	Exclusivity	50
7.7	Loan Production	50

ARTICLE 8	ADDITIONAL COVENANTS	51

8.1	Further Assurances	51
8.2	Confidentiality	51
8.3	Non-Competition; Non-Solicitation	51
8.4	Taxes	53
8.5	Employees	54
8.6	Transition	56
8.7	Seller’s Operations After Closing	57
8.8	New Mortgage Loan Applications; Acquired Seller Pipeline Loans and Services Agreement	59
8.9	Nonassignable Assets	60
8.10	Post-Closing Access	60
8.11	Shareholder Agreements and Obligations	61

-ii-

ARTICLE 9	CLOSING CONDITIONS	61

9.1	Conditions Precedent to Obligations of Buyer	61
9.2	Conditions Precedent to Obligations of the Seller Parties	63

ARTICLE 10	TERMINATION	64

10.1	Termination of Agreement	64
10.2	Effect of Termination	64

ARTICLE 11	INDEMNIFICATION	65

11.1	Survival	65
11.2	Indemnification and Reimbursement by Seller and Shareholders	66
11.3	Indemnification and Reimbursement by Buyer	67
11.4	Third Party Claims	68
11.5	Other Claims	69
11.6	No Bar; Losses; Effect on Indemnity	70
11.7	Set Off Rights	70

ARTICLE 12	MISCELLANEOUS	71

12.1	Entire Agreement and Modification	71
12.2	Notices	71
12.3	Enforcement of Agreement	73
12.4	Modifications; Waiver; Remedies Cumulative	73
12.5	Expenses	73
12.6	Public Announcements	74
12.7	Assignments, Successors and No Third Party Rights	74
12.8	Severability	74
12.9	Governing Law; Arbitration	75
12.10	Time of Essence	76
12.11	Execution of Agreement	76
12.12	Construction	76
12.13	Disclosure Schedule	77
12.14	Remedies	77
12.15	Seller Party Representative	78

EXHIBIT LIST

Exhibit A	–	Assignment and Assumption Agreement
Exhibit B	–	Bill of Sale
Exhibit C	–	Form of Employment Agreement
Exhibit D	–	Book Value Schedule
Exhibit E	–	Form of Promissory Note

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is dated as of November 12, 2014, by and among (a) loanDepot.com, LLC, a Delaware limited liability company (“Buyer”), (b) Mortgage Master, Inc., a Massachusetts corporation (“Seller”), (c) Leif Thomsen, Ann Thomsen, and CALM Associates Trust (the “Trust” and, collectively with the other Persons in clause (c), the “Shareholders”), and (d) solely for the purposes set forth in Section 12.16, the Seller Party Representative (as defined below). The parties hereto are referred to herein as the “Parties”, and each a “Party”.

RECITALS

A. Seller is engaged in the business of originating, refinancing, acquiring, processing, underwriting, funding, closing and servicing residential mortgage loans (Seller’s business activities in connection therewith immediately preceding the Closing, collectively, the “Business”).

B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Acquired Assets (as defined below), all on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, the Parties agree as follows:

ARTICLE 1 DEFINITIONS.

1.1 Definitions

“Acquired Seller Pipeline Loan” means all Seller Pipeline Loans, excluding Excluded Seller Pipeline Loans.

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

“Affiliate” means, with respect to any specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code and any similar group defined under a similar provision of state, local or foreign Law.

“Agency” means any Governmental Authority with authority to regulate or supervise the Business or activities of Seller.

“Agreement” means this Asset Purchase Agreement, together with all Exhibits and Schedules (including the Disclosure Schedule) attached hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance herewith.

“Applicable Requirements” means and includes, as of the time of reference, with respect to the Business or activities involving or with respect to the Acquired Assets, all contractual obligations of Seller, all requirements of Law and all requirements of any Agency or Governmental Authority.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in the form of Exhibit A.

“Benefit Plan” means each plan, program, policy, payroll practice, or Contract providing for compensation, severance, termination pay, performance awards, stock or stock related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, each “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), and each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) sponsored, maintained or contributed to by Seller. An arrangement will not fail to be a Benefit Plan simply because it only covers one individual, or because Seller’s obligations under the plan arise by reason of Seller being a “successor employer” under applicable Laws. Furthermore, a Voluntary Employees’ Beneficiary Association under Section 501(c)(9) of the Code will be considered a Benefit Plan for this purpose.

“Bill of Sale” means the Bill of Sale in the form of Exhibit B.

“Book Value Amount” means the book value of the Transferred Cash and the Seller’s prepaids, PP&E, building improvements, and transferred security deposits that constitute Acquired Assets. Book Value Amount shall be reduced by the Transferred PTO. The components of Book Value Amount shall be calculated as of the Closing Date in conformity with GAAP and the Book Value Schedule.

“Book Value Schedule” means the schedule attached as Exhibit D.

“Business Day” means any day other than any Saturday, Sunday or other day on which financial institutions in California are required or authorized by law or regulation to close.

“Business Employees” means those employees of Seller that render services directly for the Business.

“Business Intellectual Property” means all Intellectual Property of Seller or in which Seller has rights and (a) that is used in the Business or (b) that is necessary to conduct the Business as presently conducted or as proposed to be conducted in conformity with all Applicable Requirements.

“CFPB” means the Consumer Financial Protection Bureau.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any family residence that is encumbered by a Mortgage, including all buildings and fixtures thereon and all accessions thereto, including installations of mechanical, electrical, plumbing, heating and air conditioning systems located in or affixed to such buildings, and all alterations, additions and replacements.

“Confidential Information” means all trade secrets and other nonpublic information known, held, possessed or owned by Seller or Shareholders, in all forms, whether written, oral or visual, relating to the Business or the Acquired Assets. Confidential Information does not include information which was or becomes generally available to the public other than as a result of a disclosure by Seller or Shareholders in breach of this Agreement.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any authorization from a Governmental Authority).

“Contract” means any contract, agreement, arrangement, commitment, obligation, letter of intent, memorandum of understanding, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

“Copyrights” means copyrights, whether registered or unregistered, in published works and unpublished works, and pending applications to register the same.

“Custodial Account” means all funds held or directly controlled by Seller with respect to any Mortgage Loan, including all principal and interest funds and any other funds due, buydown funds, suspense funds, funds for the payment of Taxes, assessments, insurance premiums, ground rents and similar charges, funds for the payment of bankruptcy and fraud coverage, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest thereon for the benefit of mortgagors, if applicable); provided, however, that the term “Custodial Account” shall not include any servicing-related funds held or directly controlled by Seller with respect to any Mortgage Loan.

“Disclosure Schedule” means the document attached hereto that sets forth on each of its Schedules the Section of this Agreement to which such Schedule relates and sets forth specific exceptions to representations and warranties of Seller and the Shareholders.

“Disposition” means the sale, securitization or other transfer of an asset as a result of which the party in question no longer has control (or the right to obtain control) over such asset.

“Employment Agreements” means the employment agreements substantially in the form of Exhibit C to be entered into at the Closing between Buyer and the Principals.

“Employment Law” means any Law related to the rights and obligations of employers and employees, including those arising under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the WARN Act, ERISA, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act, the Fair Labor Standards Act, and any other Law prohibiting age, race, color, gender, creed, religion, sexual preference/orientation, marital status, national origin, mental or physical disability, veteran status, or any other form of unlawful discrimination.

“Encumbrance” means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, other similar interest, Order, easement, community property interest, covenant, equitable interest, right of first refusal, preemptive rights, irrevocable proxy, or restriction of any type, kind or nature, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Enforceable,” a Contract is “Enforceable” if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

“Environmental, Health, and Safety Requirements” means all Orders, Contracts, Laws, and programs (including those promulgated or sponsored by industry associations, insurance companies, and risk management companies) concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the environment each as now or hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estoppel Certificate” means a statement, in a form approved by Buyer, from a lessor of an Office Lease.

“Event” means any event, state of facts, development, circumstance, change, occurrence or effect.

“Facilities” means the Leased Property and any other real property, leasehold or other interest in real property currently operated by Seller (or any Affiliate) in connection with the Business.

“Fannie Mae” means the government-sponsored enterprise formerly known as the Federal National Mortgage Association.

“FHA” means the United States Federal Housing Administration.

“FIRREA” means the Federal Institutions Reform, Recovery and Enforcement Act of 1989.

“Freddie Mac” means the government-sponsored enterprise formerly known as the Federal Home Loan Mortgage Corporation.

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Ginnie Mae” means the government-sponsored enterprise known as the Government National Mortgage Association.

“Governmental Authority” means any foreign, domestic, federal, territorial, state, or local governmental authority, quasi-governmental authority, instrumentality, court, government, or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing and, for purposes of determining Seller’s obligations and Liabilities and Buyer’s rights under this Agreement, shall include the rules, regulations and Orders of CFPB, Fannie Mae, FHA, Freddie Mac, FTC, Ginnie Mae, USDA and VA.

“Hired Employee” means those Business Employees who accept offers of employment with Buyer to work in the Division immediately after Closing.

“HUD” means the United States Department of Housing and Urban Development.

“Indebtedness” of any Person means (i) all indebtedness and obligations of such Person for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid by such Person, other than trade credit incurred in the Ordinary Course of Business, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (including any “earn-out” or similar payments), (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all guarantees by such Person, (viii) all capital lease obligations of such Person, (ix) the notional amount of all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (x) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

“Insurer” means (i) a Person who insures or guarantees all or any portion of the risk of loss upon borrower default on any of the Mortgage Loans, including the FHA, the VA, and any private mortgage insurer; and (ii) providers of life, hazard, disability, title, or other insurance with respect to any of the Mortgage Loans or the Collateral.

“Intellectual Property” means all (a) patents (design and utility), patent applications (including provisional applications), patent disclosures, continuations, continuations-in-part, divisionals, reissues, reexaminations, utility models, certificates of invention and applications and registrations of the foregoing, (b) registered or unregistered trademarks, service marks, trade dress, logos, trade names, brand names, corporate names and registrations or applications of the foregoing, (c) Copyrights, (d) mask works and registrations or applications for registration thereof, (e) Software, (f) Internet web sites, domain names, email addresses and telephone numbers, (g) licenses or franchises from nongovernmental third Persons, (h) Confidential Information, (i) the goodwill of the business associated with or embodied by any of the foregoing, (j) other proprietary rights relating to any of the foregoing (including remedies against and the retention of damages attributable to past and future infringements thereof and rights of protection of interest therein under the Laws of all jurisdictions) and (k) copies and tangible embodiments of any of the foregoing.

“Interim Period” means the period commencing on the date of this Agreement and continuing through and including the Closing Date.

“Investor” means any public or private investor who owns or holds beneficial title to any of the Mortgage Loans or otherwise to whose guidelines Seller has locked any Seller Pipeline Loan.

“IRS” means the United States Internal Revenue Service.

“Knowledge” an individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; or (b) such individual should be aware of such fact or matter by virtue of his or her position and responsibilities. A Person other than an individual will be deemed to have “Knowledge” of a particular fact or other matter if (i) any individual who is serving, or who has at any time served, as a director, manager, officer, partner, member, executor, trustee, or similar position of such Person or an Affiliate of such Person (or in each case any similar capacity) or (ii) any employee who serves as a departmental manager or supervisor has, or at any time had, Knowledge of such fact or other matter.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, rule, requirement, Order, ordinance, principle of common law, regulation, statute, treaty or process, including those relating to consumer credit and mortgage lending or brokering (including the Real Estate Settlement Procedures Act, the federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Home Mortgage Disclosure Act, the Federal Trade Commission Act, the Gramm-Leach-Bliley Act and all applicable state laws related to the foregoing) and laws covering predatory lending, fair housing and unfair and deceptive practices, and state adaptations of the Uniform Commercial Code and the Uniform Consumer Credit Code, each as amended and now in effect.

“Liability” or “Liable” means any debt, liability or obligation of any type, kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“License” means any permit, license, certificate, approval, variance, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law, Governmental Authority or Contract.

“Loan Documents” means each Contract evidencing or governing, or executed and delivered by a residential home buyer in connection with any Seller Pipeline Loan.

“Loan Files” means, with respect to any Seller Pipeline Loan, any Loan Documents, any books, records, written notes or memoranda, financial statements, credit evaluations and other written documentation maintained by or on behalf of Seller with respect to such Seller Pipeline Loan.

“Loan in Inventory” means a Mortgage Loan owned by Seller (subject to any Encumbrances granted under any Seller Warehouse Facilities) that was funded and closed by and in the name of Seller and which Mortgage Loan has not been subject to a completed Disposition.

“LOI” means that certain letter of intent, dated as of August 14, 2014, by and between Buyer, on the one hand, and Seller and the Shareholders, on the other hand.

“Losses” means all losses, claims, actions or liabilities, irrespective of whether such Losses arise out of a Third Party Claim and irrespective of whether known or unknown, contingent or vested, matured or unmatured; provided, however, that Losses shall not include (a) consequential, exemplary or punitive damages except to the extent arising out of any settlement or judgment relating to any Action, (b) any losses that are not foreseeable or (c) any lost profits or diminution in value. The amount of any Loss shall be calculated net of any net insurance proceeds (net of any reasonable costs of recovery and deductibles paid) actually received by the indemnitee on account of such Loss. The indemnitee shall (i) use its commercially reasonable efforts (which will not include litigation, arbitration or other third party dispute resolution process which the indemnitee would not generally have undertaken in the ordinary course) to seek recovery under all insurance policies covering any Loss and (ii) use its commercially reasonable efforts to mitigate any actual or potential Loss, in each case to the same extent as it would if such Loss were not subject to indemnification pursuant to the terms of this Agreement. In the event that an insurance recovery is actually received by the indemnitee with respect to any Loss for which it has been indemnified hereunder, then a refund equal to the amount of the duplicative insurance recovery actually received by the indemnitee shall be made promptly to the indemnitor that already provided such recovery to the indemnitee.

“Material Adverse Change (or Effect)” means any Event that (i) individually or in the aggregate, has had or would be reasonably expected to have a material adverse change to, or effect on, the business, condition (financial or otherwise), results of operations, assets, properties or liabilities of any of the Business, Seller or the Acquired Assets, taken as a whole, or Buyer, as applicable, or (ii) has or would reasonably be expected to have a material impairment of, or delay in, the ability of any Party to effect the Closing or to perform its respective obligations under this Agreement or on Buyer’s ability to use, employ and operate the Business and the Acquired Assets in the ordinary course and in compliance with all Applicable Requirements; provided, however, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a “Material Adverse Effect”: any Event arising out of or attributable to (a) changes in the economy or financial markets prevailing interest rates and market conditions, generally in the United States or that are the result of acts of war or terrorism; or (b) change in, or in the application of, GAAP which, in either case, do not disproportionately affect Seller or the Acquired Assets in comparison to other Persons engaged in mortgage lending and related services.

“MERS” means Mortgage Electronic Registration Systems, Inc., or any successor thereto.

“Mortgage” means any mortgage, deed of trust, security deed or other instrument creating a lien on real property with respect to a Mortgage Loan.

“Mortgage Loans” means all residential mortgage loans owned or originated (or in the process of origination) by Seller at any time.

“Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of Indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“MSR” means the rights and responsibilities with respect to servicing a residential mortgage loan that has been closed and funded.

“Office Leases” means Seller’s office space leases listed on subsection (b) of Schedule 2.1 that Buyer is assuming.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.

“Ordinary Course of Business” means an action taken by or on behalf of Seller shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(i) such action is reasonably recurring in nature, is reasonably consistent with Seller’s past practices and is taken in the ordinary course of Seller’s normal day to day operations;

(ii) such action is taken in accordance with sound and prudent business practices and in compliance with Applicable Requirements;

(iii) such action does not and will not have a Material Adverse Effect; and

(iv) such action is not required, pursuant to Law or any contractual obligation, to be authorized by Seller’s equityholders, Seller’s board of directors/managers or any committee of Seller’s board of directors/managers and does not require, pursuant to Law or any contractual obligation, any other separate or special authorization of any nature.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Permitted Encumbrances” means liens for Taxes not yet due and mechanics’ and materialmen’s liens, all of which, individually or in the aggregate, would not reasonably be expected to be material.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Authority.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Principals” means Paul Anastos, Patricia Raymo and Leif Thomsen.

“PTO” means all vacation time, paid time off and similar rights.

“Reasonable Efforts” means the commercially reasonable efforts, time, and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances to achieve such result as expeditiously as possible.

“Referral Arrangements” means all (i) arrangements that Seller has with all Persons (including real estate brokers and agents, homebuilders, accountants, financial planners and others) that generate, direct, send or otherwise refer business to Seller or any Affiliate of Seller, (ii) strategic marketing agreements pursuant to which Seller or any Affiliate of Seller is a party and similar strategic alliance arrangements through which Seller or any of its Affiliates receive leads for loan applicants and (iii) other arrangements (for settlement services or otherwise) that Seller (or any of its Affiliates) has with any Persons that could reasonably be interpreted as subject to, or intended to comply with the requirements (including any exemptions or safe harbor provisions) of, the Real Estate Settlement Procedures Act of 1974, as amended, or any similar state Law.

“Representative” means with respect to any Person, any officer, director, manager, principal, attorney, accountant, consultant, investment bankers, agent, employee or other representative.

“Security Deposits” means all of the security deposits under the Office Leases that are being assumed by Buyer, to the extent such security deposits are assigned and belong to Buyer.

“Seller Parties” mean Seller and the Shareholders.

“Seller Pipeline Loan” means a Mortgage Loan submission made by a residential home buyer or homeowner prior to the Effective Time (and all associated rights), which mortgage loan submission (whether locked or unlocked) (i) has not been funded prior to the Effective Time and (ii) has not been rejected by Seller or Buyer or withdrawn by the applicant prior to the Effective Time.

“Seller Warehouse Facilities” means any funding arrangement pursuant to which one or more lenders, conduit or special purpose vehicles and other financial institutions provide Seller financing to purchase, originate, sell, securitize, carry, service or maintain Mortgage Loans or other financial assets or servicing rights.

“Services Agreement” means the Services Agreement in a form to be mutually agreed upon.

“Servicing Agreement” means each contract, and all applicable procedures, rules, manuals and guidelines incorporated therein or related thereto, defining the rights and obligations of the Investor, Insurer or servicer, as the case may be, with respect to any Mortgage Loan or MSR (as each such contract and other document has been amended from time to time), and including waivers approved by the Investor or Insurer, under which the servicer is obligated to service or administer the Mortgage Loans.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Solvent” means that (i) the applicable Person is able to pay its debts as they become due (including, in Seller’s case, all Contracts that are not Assumed Contracts), and (ii) the fair valuation of the property of such Person, on the date of determination, is greater than the total amount of its Liabilities, at a fair valuation, as of such date and the present saleable value of its assets is, on the date of determination, greater than the amount that will be required to pay its probable Liability on its existing debts as they become absolute and matured.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real or personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Authority, including any Schedule or attachment thereto, and including any amendment thereof.

“Third Party” means a Person that is not a Party, or an Affiliate or relative of a Party.

“Third Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving an Action.

“Transaction Documents” mean, as to any Party, all agreements and instruments to be delivered by such Party under this Agreement, including this Agreement.

“Transactions” means the execution, delivery, and performance of the documents, instruments, and agreements to be executed, delivered, and performed in connection with each Transaction Document.

“Transferred Cash” means a cash amount equal to $7,000,000 less the amount, if any, that Seller’s lenders require Seller to retain following Closing.

“Transferred PTO” means the accrued PTO through the Closing of the Hired Employees who consent to the transfer of their PTO from Seller to Buyer. Accrued PTO of Seller shall become Transferred PTO only to the extent that Book Value is reduced by Accrued PTO and transferred by Seller in accordance with applicable Law.

“USDA” means the loan program also known as the USDA Rural Development Guaranteed Housing Loan Program.

“VA” means the United States Department of Veterans’ Affairs.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

1.2 Index of Defined Terms. Solely for convenience purposes, the following is a list of certain terms that are defined in this Agreement and the Section numbers where such definitions are contained:

TERM:	SECTION:
Accounting Arbitrator	3.2(c)
Acquired Assets	2.1
Acquired Seller Pipeline Bonus Amount	3.7(a)(i)
Actual Book Value Amount	3.2(c)
Actual Excluded Seller Pipeline Loan Commissions	3.4(a)(ii)
Actual Seller-Owed Commissions	3.4(b)(ii)
After Tax	3.7(a)(ii)
Alternative Transaction	7.6
Annual Earnout Amount	3.7(a)(iii)
Arbitrator	12.9(c)
Assumed Contracts	2.1(b)
Assumed Liabilities	2.3
Basket Amount	11.2(b)(i)
Book Value Statement	3.2(b)
Business	Recital A
Buyer	Preamble
Buyer Indemnified Persons	11.2(a)
Closing	4.1
Closing Date	4.1
Competing Business	8.3(a)
Covered Claims	12.9
Division	3.7(a)(iv)
Division Earnings	3.7(a)(v)

Division MSR	3.7(a)(vi)
Division MSR Payment	3.7(a)(vii)(G)
Division Net Income	3.7(a)(vii)
Dollar 1 Matters	11.2(a)(v)
Earnout Amounts	3.7(a)(viii)
Earnout Cap	3.7(a)(ix)
Earnout Floor	3.7(a)(x)
Earnout Statement	3.7(b)(i)
Earnout Year	3.7(a)(x)
Effective Time	4.1
Estimated Book Value Amount	3.2(a)
Estimated Excluded Seller Pipeline Loan Commissions	3.4(a)(i)
Estimated Seller-Owed Commissions	3.4(b)(i)
Excluded Assets	2.2
Excluded Liabilities	2.4
Excluded Seller Pipeline Loans	2.2(a)
FCRA	8.8(c)
Seller Financial Statements	6.5(a)
Indemnified Person	11.4(a)
Indemnifying Person	11.4(a)
Initial Cap	11.2(b)(ii)
Interim Balance Sheet Date	6.5(a)
JAMS	12.9(a)
Leased Property	6.21(b)(i)
Liquidity Event	3.7(a)(xii)
Liquidity Event Earnout Amount	3.7(a)(xiii)
Loan Loss	11.2(b)(ii)(B)
Measuring Period	3.7(a)(xiv)
Neutral Accounting Firm	3.2(c)
Non-Signatory Action	12.9(e)
Nonassignable Assets	8.9
Party(ies)	Preamble
Property Taxes	8.4(b)
Purchase Price	3.1
Registration Statement	8.6(a)
Restricted Geographic Area	8.3(a)
Second Cap	11.2(b)(ii)(A)
Seller	Preamble
Seller Interim Balance Sheet	6.5(a)
Seller IP License	6.16(d)
Seller Party Representative	12.16(a)
Shareholders	Preamble
Seller Specified Representations	11.1(a)
Straddle Period	8.4(b)
Survival Period	11.1(a)
Trust	Preamble
Wind Down	8.7(b)

ARTICLE 2 PURCHASE AND SALE OF ASSETS.

2.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement (including Section 2.2), Buyer agrees to purchase from Seller, and Seller agrees to sell, assign, transfer, convey, and deliver to Buyer free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s (and any Affiliate’s, if any) right, title and interest in and to all of the assets, rights, privileges, claims and properties of every kind, nature, character and description, real, personal and mixed, tangible and intangible, absolute or contingent, wherever located, used in, necessary for or relating to the operation of the Business (collectively, the “Acquired Assets”), including:

(a) All Acquired Seller Pipeline Loans existing as of the Closing and all rights arising from or related thereto (including all Loan Documents, Loan Files, accounts receivable, deposits and prepaid expenses related to the Acquired Seller Pipeline Loans);

(b) All Contracts listed in subsection (b) of Schedule 2.1 (the “Assumed Contracts”) and all rights thereunder;

(c) All tangible personal property (including furniture, fixtures and equipment) of Seller or any of its Affiliates necessary, convenient or used for the operation of the Business in the Ordinary Course of Business, including the assets identified on subsection (c) of Schedule 2.1;

(d) All of the intangible rights and property of Seller or any of its Affiliates that relate to the Business (including all Business Intellectual Property) and all goodwill associated therewith and the going concern value and goodwill of the Business, including the assets set forth on subsection (d) of Schedule 2.1;

(e) Seller’s books, data, files and records relating to the operation of the Business (but excluding corporate minute books and stock records of Seller and originals that Seller is required by law to retain in its possession) and all Confidential Information associated therewith;

(f) All of Seller’s rights with respect to strategic marketing agreements, title, escrow or appraisal joint ventures, partnerships or relationships;

(g) All of Seller’s rights and interests under Referral Arrangements, including as set forth on subsection (g) of Schedule 2.1, and all amounts due to Seller from the counterparties to the Referral Arrangements;

(h) The Transferred Cash;

(i) All prepaid expenses and deposits of Seller (including the Security Deposits) except as set forth on Schedule 2.2;

(j) All of Seller’s or any of its Affiliates’ claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against Third Parties, whether choate or inchoate, known or unknown, or contingent or noncontingent and whether or not liquidated, related to the Acquired Assets or arising out of the operation of the Business; and

(k) All refunds of Taxes relating to any period after the Closing Date.

2.2 Excluded Assets. Notwithstanding anything in Section 2.1 to the contrary, and subject to the Services Agreement, Seller will retain ownership of the following assets of Seller (collectively, the “Excluded Assets”):

(a) The Seller Pipeline Loans mutually agreed upon by Buyer and Seller at Closing as set forth in subsection (a) of Schedule 2.2 (collectively, the “Excluded Seller Pipeline Loans”, it being understood that once a Seller Pipeline Loan has been designated as an Excluded Seller Pipeline Loan, then such loan shall not be an Acquired Seller Pipeline Loan);

(b) All hedging agreements to which Seller is a party or under which any of the assets or properties of the Business are bound;

(c) Except the Transferred Cash, all of Seller’s cash, cash equivalents and accounts receivable, which Seller may, at its option, dividend to the Stockholders at or promptly following Closing subject to the establishment by Seller of appropriate balance sheet reserves;

(d) All Loans in Inventory;

(e) All Seller Warehouse Facilities and any similar liquidity or financing arrangements and Contracts arising therefrom;

(f) All Contracts of Seller other than Assumed Contracts;

(g) All Benefit Plans;

(h) Any assets which are “plan assets” within the meaning of ERISA of any Benefit Plan and any insurance policy to the extent such policy provides benefits under any Benefit Plan;

(i) All Licenses to the extent not transferable (provided, that any licenses that are not so transferable shall be terminated when no longer necessary to wind down the Business);

(j) All refunds, credits and offsets with respect to Taxes paid or to be paid by Seller relating to any Pre-Closing Tax Period;

(k) All advances made to employees of Seller;

(l) All vehicles owned or leased by Seller;

(m) The Organizational Documents and Tax Returns of Seller;

(n) Seller’s rights under any Transaction Document; and

(o) The other assets set forth on subsection (o) of Schedule 2.2.

2.3 Assumed Liabilities. At the Closing, Buyer will assume and agree to pay, perform and discharge only the following Liabilities (collectively, the “Assumed Liabilities”): (a) Transferred PTO and (b) Liabilities under the Assumed Contracts and the Acquired Seller Pipeline Loans; but in each case solely to the extent that such Liabilities arise during the period after Closing and do not arise as a result of any violation or breach by Seller or its Affiliates of Applicable Requirements, breach by Seller or its Affiliates of an Assumed Contract or misrepresentation or breach of a Seller Party herein or in connection herewith. Seller will be responsible for transferring the accrued PTO of Seller with respect to Hired Employees in accordance with applicable Law. Buyer’s only responsibility with respect to the Transferred PTO is to honor each Hired Employee’s allocation of the Transferred PTO as set forth on Schedule PTO and all other Liabilities related to PTO that has accrued prior to Closing shall be Excluded Liabilities.

2.4 Excluded Liabilities. The Excluded Liabilities will remain the sole responsibility of and will be retained, paid, performed and discharged as and when due solely by Seller. “Excluded Liabilities” means every Liability of Seller or Shareholders or the Business (including Liabilities that are unknown, unanticipated, and undisclosed, and Liabilities related to Seller Warehouse Facilities or Loans in Inventory) other than the Assumed Liabilities.

ARTICLE 3 PURCHASE PRICE

3.1 Purchase Price. Subject to adjustment as provided in this Agreement, in consideration for the sale, transfer and assignment of the Acquired Assets in accordance with the terms and conditions of this Agreement, and the due and full performance by Seller and Shareholders of their respective obligations hereunder (including Section 8.3), Buyer shall assume the Assumed Liabilities and pay to Seller an amount equal to the following (the sum of the following, the “Purchase Price”):

(a) the Actual Book Value Amount determined in accordance with Section 3.2; minus

(b) the Actual Excluded Seller Pipeline Loan Commissions determined in accordance with Section 3.4(a); plus

(c) the Actual Seller-Owed Commissions determined in accordance with Section 3.4(c); plus

(d) the Earnout Amounts determined in accordance with Section 3.7.

3.2 Book Value Amount.

(a) No more than five (5) and no less than two (2) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth its good faith calculation of the estimated Book Value Amount as of the Closing (the “Estimated Book Value Amount”).

(b) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a statement (the “Book Value Statement”), setting forth its calculation of the Book Value Amount, and its calculation of the amount, if any, by which the Estimated Book Value Amount differs from Buyer’s calculation of the Book Value Amount.

(c) Within thirty (30) days following delivery by Buyer of the Book Value Statement, Seller shall deliver written notice to Buyer of any good faith disagreement that Seller has with respect to the contents of the Book Value Statement, which notice explains, in reasonable detail with supporting documentation, the basis for its disagreement. If Seller does not notify Buyer in writing of a disagreement with respect to the Book Value Statement within such thirty (30) day period, then such Book Value Statement shall be deemed agreed to by, and be final, conclusive and binding on, the Parties. If Seller delivers a notice of disagreement within such thirty (30) day period, then Buyer and Seller shall negotiate in good faith to resolve any such disagreement (but any matter as to which Seller has not disagreed shall be deemed agreed to by, and be final, conclusive and binding on, the Parties). If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such disagreement within thirty (30) days after Seller notifies Buyer of its disagreement, then either Party may submit the dispute for final and binding resolution to a nationally recognized certified public accounting firm with expertise in the mortgage lending industry which has not previously been engaged by such Party or its Affiliates for a period of two (2) years prior to such firm’s engagement hereunder (a “Neutral Accounting Firm”) to resolve such disagreement (the “Accounting Arbitrator”). The Accounting Arbitrator shall be selected by mutual agreement of Buyer and Seller; provided, however, that (i) if, within forty five (45) days after Seller has delivered notice of objection to the Book Value Statement, the Parties are unable to agree on a Neutral Accounting Firm to act as the Accounting Arbitrator, then each of Buyer and Seller shall select a Neutral Accounting Firm and such firms together shall select a third Neutral Accounting Firm to act as the Accounting Arbitrator, and (ii) if any Party does not select a Neutral Accounting Firm within ten (10) days of written demand therefor by the other Party, then the Neutral Accounting Firm selected by the other Party shall act as the Accounting Arbitrator. Buyer and Seller shall be permitted to present a supporting brief to the Accounting Arbitrator (which supporting brief shall also be concurrently provided to the other Party) within ten (10) days of the appointment of the Accounting Arbitrator. Within five (5) days of receipt of a supporting brief, the receiving Party may present a responsive brief to the Accounting Arbitrator (which responsive brief shall also be concurrently provided to the other Party). Each presenting Party may make an oral presentation to the Accounting Arbitrator (in which case, such presenting Party shall notify the other Party of such presentation, and the other Party shall have the right to be present at such presentation) within twenty (20) days of the appointment of the Accounting Arbitrator. The Accounting Arbitrator shall only consider such briefs and oral presentations of the Parties, and shall not conduct any independent review, in determining those items and amounts disputed by the Parties. The Accounting Arbitrator must resolve the matter in accordance with the terms and provisions of this Agreement and shall make whatever determination of each disputed item that it deems to be the most consistent with the terms of this Agreement; provided, that no such determination as to any item will be more favorable to Buyer than that proposed by Buyer or more favorable to the Seller than that proposed by the Seller. The Accounting Arbitrator shall deliver to Buyer and the Seller, as promptly as practicable and in any event within ninety (90) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The determination of the Accounting Arbitrator shall be final, conclusive and binding on the Parties. The fees of the Accounting Arbitrator shall be borne by the Party that does not prevail in the arbitration, as determined by the Accounting Arbitrator based on which Party’s position with respect to the contested elements of Book Value, in the aggregate, was closest numerically to the Accounting Arbitrator’s position, in the aggregate. The final determination of the Book Value Amount (as agreed to by the Parties or as determined by the Accounting Arbitrator) shall be deemed the “Actual Book Value Amount” for purposes of this Agreement.

(d) For purposes of complying with the terms set forth in this Section 3.2, each Party shall cooperate with and make available to the other Party and its Representatives and to the Accounting Arbitrator such books and records as may be reasonably required in connection with the preparation and analysis of the Book Value Statement and the resolution of any disputes under the Book Value Statement.

(e) Within five (5) Business Days from the date on which the Actual Book Value Amount is finally determined (or, at Buyer’s election, on the five (5) month anniversary of the Closing Date), Buyer shall pay to Seller the Actual Book Value Amount by bank wire transfer of immediately available funds to an account designated in writing by Seller, together with interest on such amount, which interest shall accrue, commencing on the Closing Date through the date of payment, at a rate per annum equal to five percent (5%) and the obligation to pay such amount shall be evidenced by a promissory note in substantially the form attached hereto as Exhibit E.

(f) Notwithstanding anything herein to the contrary, the Actual Book Value Amount and all interest accrued thereon shall be payable in full to the Seller as set forth in this Section 3.2, and Buyer shall have no right or power to offset any amount against the Actual Book Value Amount or any interest accrued thereon that is payable by Buyer under this Section 3.2.

3.3 Excluded Seller Pipeline Loans.

(a) Seller shall deliver to Buyer within five (5) Business Days prior to the Closing Schedule 3.3(a) setting forth a list of all Seller Pipeline Loans, including all applicable information with respect thereto, including whether such Seller Pipeline Loans are locked or unlocked.

(b) Thereafter, but prior to Closing, Buyer shall determine in good faith which Seller Pipeline Loans shall be set forth on Schedule 2.2 (and thereby become Excluded Seller Pipeline Loans and shall not be Acquired Seller Pipeline Loans), which shall include at a minimum all Seller Pipeline Loans which have reached the “Docs Out” stage and any additional Seller Pipeline Loans mutually agreed upon by Buyer and Seller.

3.4 Commissions.

(a) Actual Excluded Seller Pipeline Loan Commissions.

(i) Within one (1) Business Day following determination of the Excluded Seller Pipeline Loans and at least one (1) Business Day prior to Closing, Seller shall deliver to Buyer a good faith estimate of the loan officer commissions (the “Estimated Excluded Seller Pipeline Loan Commissions”) on Excluded Seller Pipeline Loans that were originated by Business Employees that are expected to be Hired Employees.

(ii) At the earlier of (A) thirty (30) days following the closing and funding of all Excluded Seller Pipeline Loans and (B) sixty (60) days following the Closing Date, Seller shall deliver a certificate to Buyer setting forth the actual loan officer commissions (“Actual Excluded Seller Pipeline Loan Commissions”) on Excluded Seller Pipeline Loans that were originated by Hired Employees and that have closed and funded. Buyer shall pay Seller on or before the five (5) month anniversary of the Closing Date an amount equal to the Actual Excluded Seller Pipeline Loan Commissions.

(iii) Any dispute as to Actual Excluded Seller Pipeline Loan Commissions shall be resolved by an Accounting Arbitrator in accordance with Section 3.2.

(b) Actual Seller-Owed Commissions.

(i) Within one (1) Business Day following determination of the Excluded Seller Pipeline Loans and at least one (1) Business Day prior to Closing, Seller shall deliver to Buyer a good faith estimate of the loan officer commissions (the “Estimated Seller-Owed Commissions”) on Acquired Seller Pipeline Loans that were originated by Business Employees that are not expected to be Hired Employees.

(ii) At the earlier of (A) thirty (30) days following the closing and funding of all Acquired Seller Pipeline Loans and (B) sixty (60) days following the Closing Date, Buyer shall deliver a certificate to Seller setting forth the actual loan officer commissions (“Actual Seller-Owed Commissions”) on Acquired Seller Pipeline Loans that were originated by Business Employees who are not Hired Employees and that have closed and funded. Seller shall pay to Buyer on or before the five (5) month anniversary of the Closing Date an amount equal to the Actual Seller-Owed Commissions.

(iii) Any dispute as to Actual Seller-Owed Commissions shall be resolved by an Accounting Arbitrator in accordance with Section 3.2.

3.5 Allocation of Purchase Price. The consideration for the Acquired Assets as determined for federal income tax purposes pursuant to Treasury Regulation 1.1060-1(c) shall be allocated as provided in Schedule 3.5. Buyer and Seller shall execute and file all Tax Returns in a manner consistent with the allocations determined pursuant to Schedule 3.5 and shall not take any position before any Governmental Authority or in any Action that is inconsistent with such allocation, except pursuant to a final “determination” (as defined in Section 1313(a) of the Code). Buyer and Seller each agrees to file IRS Form 8594 and all Tax Returns in accordance with Schedule 3.5. Buyer and Seller agree to provide to the other any information required to complete IRS Form 8594. Any allocation to covenants not to compete shall be at the lowest amount permissible, such amount to be mutually agreed upon following consultation with each party’s accountants, and if the parties cannot agree, then each of Buyer and Seller shall report its own determination of an appropriate amount.

3.6 Allocation of Expenses.

(a) Utilities. To the extent not covered in the Book Value Amount, all utility charges, gas charges, electric charges, water charges, water rents and sewer rents, if any, shall be apportioned between Buyer and Seller as of the Effective Time, computed on the basis of the most recent meter charges or, in the case of annual charges, on the basis of the established fiscal year. All prorations shall be made and the Purchase Price shall be adjusted insofar as feasible on the Closing Date. During the six-month period subsequent to the Closing Date, Seller shall advise Buyer and Buyer shall advise Seller of any actual changes to such prorations, and the Purchase Price shall be increased or decreased, as applicable, at the end of such six-month period. In the event Buyer or Seller receive bills after the Closing Date for expenses incurred prior to the Closing Date that were not prorated in accordance with this Section 3.6, then Buyer or Seller, as the case may be, shall promptly notify the other Party as to the amount of the expense subject to proration and the responsible Party shall pay its portion of such expense (or, in the event such expense has been paid on behalf of the responsible Party, reimburse the other Party for its portion of such expenses). Notwithstanding anything to the contrary set forth in this Section, this Section shall not apply to prepaid expenses, which are addressed in Section 2.1.

(b) Security Deposits. At the Closing, an amount equal to the Security Deposits shall be paid by Buyer to Seller to the extent that the Security Deposits are transferred to Buyer in accordance with this Agreement. Notwithstanding the foregoing or any other provision in this Agreement, as to Consents for real estate leases identified in Schedule 9.1(e) which are not obtained until after the Closing and under which such subject real estate lease there is a Security Deposit transferred to Buyer under this Agreement by such Consent, Buyer shall pay Seller the amount equal to such transferred Security Deposit within ten days of Buyer’s receipt of such Consent.

3.7 Earnout.

(a) Definitions. As used herein:

(i) “Acquired Seller Pipeline Bonus Amount” means (A) with respect to the period of time commencing on the date immediately following the Closing Date and ended on the month end of the first full month following the Closing Date, 100% of the Pre-Tax Division Earnings for such period; (B) with respect to the calendar month ending on the month end of the second full month following the Closing Date, 90% of the Pre-Tax Division Earnings for such period; and (C) with respect to the calendar month ending on the month end of the third full month following the Closing Date, 50% of the Pre-Tax Division Earnings for such period. Each of the foregoing months is referred to as a “Bonus Month”.

(ii) “After Tax” means after applying the highest combined marginal federal, state and local income tax rates applicable to any individual residing in Massachusetts (taking into account the deduction against federal income for state and local taxes paid).

(iii) “Annual Earnout Amount” means, for each Earnout Year, an amount equal to thirty percent (30%) of the Pre-Tax Division Earnings for such Earnout Year.

(iv) “Division” means the division of Buyer that operates the Business.

(v) “Division Earnings” “during an Earnout Year means the Division Net Income (which may be positive or negative), but any non-cash item of revenue shall be excluded until actually received, including but not limited to changes in the fair value of interest rate lock commitments, changes in the fair value of loans held for sale and any accrued incentive income, plus or minus, as applicable, any extraordinary gains or losses that Buyer determines are non-recurring or are unrelated to the Division during such Earnout Year; provided, that for the first Earnout Year, the Acquired Seller Pipeline Bonus Amount for each Bonus Month will be treated as an expense that reduces Division Earnings on a pre-tax basis.

(vi) “Division MSR” means an MSR that has been created from a residential mortgage loan that has been closed and funded by the Division.

(vii) “Division Net Income” means, with respect to a given period of time, the After Tax net income (positive or negative) of the Division during such period of time, calculated in accordance with GAAP applied on a basis consistent with the accounting policies and procedures of Buyer as in effect from time to time, but subject to the following:

(A) Division Net Income shall include any overhead charge and any corporate charges for Buyer services reasonably allocated to the Division, the rates of which shall be agreed upon by Buyer and Seller, shall be set forth on Schedule 3.7(a)(vii)(A) and which shall not be changed by Buyer following Closing without the prior written consent of Seller; provided that Buyer and Seller shall discuss proposed changes in good faith.

(B) Division Net Income shall include: any litigation expenses arising from the operations of the Division; expenses arising from compliance issues at the Division; expenses arising from any investigations, inquiries, audits or fines from any Governmental Authority or Agency; expenses incurred in obtaining Licenses to operate the Division, and other expenses arising from the operations of the Division.

(C) Division Net Income shall exclude income and expense arising from the Services Agreement.

(D) Division Net Income shall not include the effect of any extraordinary gains or losses that Buyer determines are non-recurring or are unrelated to the Division. For avoidance of doubt, transaction expenses incurred by Buyer in order to consummate the Transactions or a Liquidity Event shall be deemed non-recurring losses.

(E) Division Net Income shall be calculated based solely on the Division as it exists on the Closing Date (including internal growth of the Division) but as conducted by Buyer following the Closing Date.

(F) For purposes of determining Division Net Income, Buyer shall establish and increase reserves for the Division to the extent applied in a manner consistent with GAAP and with Buyer’s loan loss recovery and other reserve policies generally; provided, however, that the loan loss reserves for the Division shall initially be as set forth on Schedule 3.7(a)(vii)(F), subject to increase in the joint reasonable discretion of Buyer and Seller, acting in good faith, if such loan loss reserves are inadequate.

(G) Division Net Income shall be increased by the fair value of the Division MSRs, as determined at the settlement date by Buyer using Buyer’s internal valuation policies as used for Buyer’s business generally (each such amount, a “Division MSR Payment”) and as set forth on Schedule 3.7(a)(vii)(G);

(H) Division Net Income shall be reduced by the Division MSR Payment for each Division MSR where the underlying mortgage loan is paid off within 6 months of funding.

(I) Division Net Income shall exclude any changes to the value of Division MSRs from fair value accounting or any collections on or sales of Division MSRs, or income otherwise associated with Division MSRs (it being agreed that the Division MSR Payment is the exclusive payment made on account of Division MSRs).

(J) The adjustments in clauses (A) through (I) shall be without duplication of any item of revenue or expense already included in the calculation of Division Net Income.

(viii) “Earnout Amounts” means the Annual Earnout Amounts and the Liquidity Event Earnout Amount.

(ix) “Earnout Cap” means Fifty Million Dollars ($50,000,000).

(x) “Earnout Floor” means Twelve Million Five Hundred Thousand Dollars ($12,500,000), unless the Liquidity Event occurs within one year after the Closing, in which case, it shall be Fifteen Million Dollars ($15,000,000); provided, however, that in either case, the Earnout Floor (as otherwise defined above) shall be reduced to the extent that the loan officer retention thresholds set forth on Schedule LO are not satisfied. During any Earnout Year before the Earnout Floor is reached, (X) Buyer may not adversely change the compensation of the Division loan officers, as set forth on Schedule 6.15(m), without the prior written consent of Seller; provided, however, that Buyer may change the compensation of the loan officers (i) to comply with applicable Law or (ii) following three consecutive months of Division losses; provided that the first 90 days following Closing shall not count with respect to such three consecutive months; and (Y) the aggregate compensation of any Division loan officer may not be increased by an amount greater than ten percent (10%) per year without the prior written consent of Buyer.

(xi) “Earnout Year” means each period of 12 months ending December 31 that follows the Closing; provided, that the first Earnout Year shall begin at the Effective Time and end December 31, 2015.

(xii) “Liquidity Event” means (A) any merger, consolidation, reorganization, recapitalization or other business combination which results in Buyer’s equity holders (or Affiliates thereof) immediately prior to such transaction not holding, directly or indirectly, immediately following such transaction at least a majority of the outstanding voting power (under ordinary circumstances) to appoint a majority of the surviving entity’s managers, board of directors or similar governing body, (B) the acquisition by a Person (other than an Affiliate of Buyer or of an equity holder of Buyer) representing either (1) a majority of the outstanding equity interests of the Buyer or (2) outstanding equity interest of the Buyer representing at least a majority of the outstanding voting power (under ordinary circumstances) to appoint a majority of the surviving entity’s managers, board of directors or similar governing body, (C) the acquisition by a Person (other than an Affiliate of Buyer or of an equity holder of Buyer) of all or substantially all of the assets of Buyer or (D) the sale, in a firm commitment underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act of 1933, as amended, of equity of Buyer; provided, however, that in no case shall a financing, other than under the immediately foregoing clause (D), in which a majority of proceeds raised in such financing are retained by Buyer be deemed a Liquidity Event.

(xiii) “Liquidity Event Earnout Amount” means an amount equal to the result of:

(x) the greater of:

(A) 300% of the Division Net Income for the Measuring Period; provided, however, that if the Measuring Period is less than 12 full calendar months, then the Division Net Income for the Measuring Period shall be annualized, or

(B) the Earnout Floor,

minus

(y) the aggregate Annual Earnout Amounts paid by Buyer, if any, prior to the Liquidity Event (including such amounts that would have been paid but for Buyer’s proper exercise of its offset rights).

The Liquidity Event Earnout Amount shall in no event be less than zero. In calculating the Liquidity Event Earnout Amount, any fair value adjustments related to the onboarding of the Seller Locked Pipeline shall be excluded from the definition of Division Net Income.

(xiv) “Measuring Period” means the trailing 12 months ended on the calendar month end immediately prior to the Liquidity Event; provided, however, that if less than 12 full calendar months have elapsed (as of the date of the Liquidity Event) since the first month end immediately following the Closing Date (or if the Closing Date is a month end, then since the Closing Date), then the “Measuring Period” means the period of time commencing on the first day of the month immediately following the Closing Date and ending on the calendar month end immediately prior to the Liquidity Event.

(xv) “Pre-Tax Division Earnings” means the Division Earnings calculated prior to tax (i.e., excluding the After Tax impact).

(b) Annual Earnout Amount Statements and Payments.

(i) Within ninety (90) days after the end of each Earnout Year, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a statement (the “Earnout Statement”), setting forth its calculation of the Division Earnings for such Earnout Year and the applicable Annual Earnout Amount. Notwithstanding anything to the contrary herein, if the Annual Earnout Amount is negative, then such amount shall reduce any future positive Annual Earnout Amounts until the aggregate Annual Earnout Amounts have reached zero. For the avoidance of doubt, if an Annual Earnout Amount is negative, Seller shall not be required to pay such negative amount to Buyer.

(ii) Within thirty (30) days following delivery by Buyer of the Earnout Statement, Seller shall deliver written notice to Buyer of any good faith disagreement that Seller has with respect to the contents of the Earnout Statement, which notice explains, in reasonable detail with supporting documentation, the basis for its disagreement. If Seller does not notify Buyer in writing of a disagreement with respect to the Earnout Statement within such thirty (30) day period, then such Earnout Statement shall be deemed agreed to by, and be final, conclusive and binding on, the Parties. If Seller delivers a notice of disagreement within such thirty (30) day period, then Buyer and Seller shall negotiate in good faith to resolve any such disagreement (but any matter as to which Seller has not disagreed shall be deemed agreed to by, and be final, conclusive and binding on, the Parties). If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such disagreement within thirty (30) days after Seller notifies Buyer of its disagreement, then either Party may submit the dispute to a Neutral Accounting Firm, which shall be selected and resolve the dispute in accordance with provisions of Section 3.2(b), which are incorporated herein mutatis mutandis.

(iii) Within fifteen (15) days after the final determination of the Annual Earnout Amount (as agreed to be the Parties or as determined by the Accounting Arbitrator), but subject to the other provisions hereof, Buyer shall pay such amount to Seller by wire transfer of immediately available funds to an account designated therefor by Seller.

(c) Liquidity Event. Upon a Liquidity Event, but subject to the other provisions hereof, Buyer shall pay to Seller the Liquidity Event Earnout Amount by wire transfer of immediately available funds to an account designated therefor by Seller, or, if the Liquidity Event involves a stock-for-stock transaction, then Buyer shall deliver stock to Seller, unless the parties mutually agree to cash or a combination of cash and stock subject to cash availability. Upon such payment, the Parties’ rights and obligations under this Section 3.7 shall expire.

(d) Earnout Cap. Notwithstanding any provision otherwise, in no event will the aggregate Earnout Amounts theretofore paid (including such amounts that would have been paid but for Buyer’s exercise of its offset rights) exceed the Earnout Cap. Therefore, and for the avoidance of doubt, if a payment that otherwise would be required to be made pursuant to this Section 3.7 would result in the aggregate Earnout Amounts theretofore paid (including such amounts that would have been paid but for Buyer’s exercise of its offset rights) exceeding the Earnout Cap, then such payment shall be reduced such that such payment plus the aggregate Earnout Amounts theretofore paid (including such amounts that would have been paid but for Buyer’s exercise of its offset rights) will equal the Earnout Cap. Upon such payment, the Parties’ rights and obligations under this Section 3.7 shall terminate automatically.

(e) Payment of Acquired Seller Pipeline Bonus Amounts. If the aggregate Acquired Seller Pipeline Bonus Amounts are positive, then Buyer shall pay the aggregate Acquired Seller Pipeline Bonus Amounts on or before the five (5) month anniversary of the Closing Date. If the aggregate Acquired Seller Pipeline Bonus Amounts are negative, then there shall be no payment due from Buyer or Seller in respect of the Acquired Seller Pipeline Bonus Amounts. In the event of a disagreement regarding the aggregate Acquired Seller Pipeline Bonus Amounts, either Party may submit the dispute to a Neutral Accounting Firm, which shall be selected and resolve the dispute in accordance with provisions of Section 3.2(b), which are incorporated herein mutatis mutandis.

(f) Operations During Earnout Years. For the avoidance of doubt, all of the Acquired Assets will be included in the operations of the Division and the operations acquired from Seller will be conducted through the Division and shall not be split in to two or more divisions. Buyer shall permit the Division to use Buyer’s secondary market and warehouse relationships substantially in the same manner and at substantially the same costs as enjoyed on the date hereof by all other Buyer loan production branches. During the Earnout Years, Buyer shall not add any retail branches within seventy-five (75) miles of any Division branch existing as of the Closing Date, unless such additional branches are operated within the Division.

(g) Acknowledgments. The Seller Parties acknowledge and agree that:

(i) Except as may otherwise be provided herein, Buyer shall have the right to operate the Division, in any way designed, in Buyer’s good faith judgment, to further the operations of Buyer, and, without limiting the foregoing, Buyer shall have the right to cause the Division to operate in compliance and conform to changes in applicable Laws, the credit, accounting (including policies and procedures related to revenue and expense recognition, establishment and implementation of loss and other reserves), risk management, employment and other policies and procedures of Buyer as are in effect from time to time, and otherwise to take any actions which it may in good faith determine to be necessary or appropriate to enhance the profitability and value of the Buyer including making such operational changes as may be reasonably necessary or convenient to accomplish the foregoing and which would be in a manner consistent with Buyer’s policies and procedures; provided, however, that in no case shall Buyer knowingly and intentionally operate the Division in a manner to the detriment of Seller for the exclusive purpose of reducing the Earnout Amounts.

(ii) The ability to maximize the Earnout Amount is subject to numerous factors outside the control of the Parties and there is no assurance that Seller will receive any Earnout Amounts and Buyer has not promised nor projected that any particular level of payments will be achieved.

(iii) EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER BUYER NOR SELLER IS MAKING, AND HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (I) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO THE OTHER PARTY OR ITS RESPECTIVE REPRESENTATIVE BY OR ON BEHALF OF BUYER OR SELLER AS TO BUYER’S PROPOSED OPERATION OF THE BUSINESS OR OTHERWISE, AND (II) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS OR OTHERWISE.

(iv) Buyer is required by various Laws and various accounting policies and principles to disclose its internal estimates of the amount of payments due to Seller pursuant to this Section 3.7 from time to time, and such amounts may not be indicative of or reflect the amount of payments actually payable or paid to Seller. Such disclosures may include (among other things) accruals, changes to stockholders’ equity, additions to reserves, recognition of expenses or liabilities or other entries that are related to (or are adjusted as a result of) the existence of this Section 3.7. Seller shall not be entitled to rely upon, and shall not make any claim or demand with respect to amounts due under this Section 3.7 as a result of, the effect of such requirements or any such disclosures made by Buyer.

(v) The right of Seller to receive any Earnout Amount: (A) is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon Seller only the rights of a general unsecured creditor under applicable state law); (B) will not be represented by any form of certificate or instrument; (C) is not redeemable; and (D) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of, and any disposition in violation of this clause (D) shall be null and void, except to the extent that such disposition is in connection with bona fide estate planning purposes, in which case such disposition shall be subject to the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed.

(h) Illustrations.

(i) For purposes of illustration only, if the Closing Date is October 15, 2014, the Liquidity Event occurs on August 15, 2015 and the Division Net Income for the nine months ended July 31, 2015 is $18 million, then for purposes of calculating the Liquidity Event Earnout Amount, the Measuring Period is the nine months ended July 31, 2015, and the Division Net Income shall be annualized to $24 million.

(ii) For purposes of illustration only, if the Closing Date is October 15, 2014, the Liquidity Event occurs on August 15, 2016, the Division Net Income for the twelve months ended July 31, 2016 is $15 million, and the aggregate Annual Earnout Amounts paid by Buyer prior to the Liquidity Event is $20 million, then the Liquidity Event Earnout Amount is $45 million minus $20 million.

(iii) For purposes of illustration only, if the Closing Date is October 15, 2014, the Liquidity Event occurs on August 15, 2016, the Division Net Income for the twelve months ended July 31, 2016 is $15 million, the aggregate Annual Earnout Amounts paid by Buyer prior to the Liquidity Event is $0, then the Liquidity Event Earnout Amount is $45 million.

(iv) For purposes of illustration only, if the Closing Date is October 15, 2014, the Liquidity Event occurs on September 15, 2015, the Division Net Income for the ten months ended August 31, 2015 is $0, and the aggregate Annual Earnout Amounts paid by Buyer prior to the Liquidity Event is $0, then the Liquidity Event Earnout Amount is $15 million.

ARTICLE 4 CLOSING

4.1 The Closing. The closing of the sale, assignment, transfer and conveyance to Buyer of the Acquired Assets and the assumption by Buyer of the Assumed Liabilities (the “Closing”) shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP, 333 South Hope Street, 48th Floor, Los Angeles, CA 90071, at 10:00 a.m. Los Angeles time on the third (3rd) Business Day after the conditions set forth in Article 9 have been satisfied or waived or at such other place and time as shall be agreed upon by Buyer and Seller. The date on which the Closing is actually held is referred to herein as the “Closing Date”. The Closing shall be deemed effective as of 11:59 p.m. Los Angeles time on the Closing Date (the “Effective Time”).

4.2 Deliveries at the Closing.

(a) At the Closing, Seller will deliver to Buyer:

(i) the Assignment and Assumption Agreement, duly executed by Seller;

(ii) the Bill of Sale, duly executed by Seller;

(iii) the Services Agreement, duly executed by Seller,

(iv) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and Seller and their respective legal counsel and executed by Seller;

(v) a certificate of Seller’s non-foreign status as set forth in Treasury Regulation 1445-2(b);

(vi) a certificate of the secretary of Seller, in form and substance reasonably satisfactory to Buyer, certifying that (A) attached thereto is a true, correct and complete copy of (1) the articles of incorporation of Seller, certified as of a recent date by the Secretary of State of Massachusetts and the bylaws of Seller, (2) resolutions duly adopted by the board of directors and shareholders of Seller authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents to which it is a party and (3) a certificate of existence or good standing as of a recent date of Seller from the Commonwealth of Massachusetts and a certificate of good standing as of a recent date of Seller from each state in which it is qualified to conduct business, (B) the resolutions referenced in subclause (A)(2) are still in effect and (C) to such Person’s Knowledge, subject to any permitted amendments or supplements to the Disclosure Schedule, nothing has occurred since the date of the issuance of the certificate(s) referenced in subclause (A)(3) that would adversely affect Seller’s existence or good standing in any such jurisdiction;

(vii) a certificate from an officer of Seller setting forth Seller’s good faith estimate as of the Closing Date of (A) the Estimated Excluded Seller Pipeline Loan Commissions, (B) the Estimated Seller-Owed Commissions and (C) the book value of the Acquired Assets;

(viii) a legal opinion with respect to the authority of the Trust to enter into the Agreement and the enforceability of the Agreement as to the Trust, duly executed and delivered by counsel to the Trust, in form and substance reasonably satisfactory to Buyer;

(ix) duly executed and delivered Estoppel Certificates from each lessor under an Office Lease;

(x) duly executed and delivered non-disturbance Agreements in customary form from each lender that holds an Encumbrance on the premises to which an Office Lease relates;

(xi) proprietary information and invention assignment agreements in form and substance reasonably acceptable to Buyer, Seller, and Seller’s legal counsel, duly executed by the Principals and Seller; and

(xii) such other documents as may be necessary or advisable to consummate the transactions contemplated hereby, as Buyer may reasonably request, provided such documents are in form and substance reasonably acceptable to Seller and Seller’s legal counsel.

(b) At the Closing, Buyer will deliver to Seller:

(i) By wire transfer of immediately available funds to an account designated by Seller to Buyer in writing at least two (2) Business Days prior to the Closing Date, an amount equal to any amount owed under Section 3.6 (Allocation of Expenses);

(ii) the Assignment and Assumption Agreement, duly executed by Buyer;

(iii) the Services Agreement, duly executed by Buyer; and

(iv) a certificate of the secretary of Buyer, in form and substance reasonably satisfactory to Seller, certifying that (A) attached thereto is a true, correct and complete copy of (1) the certificate of formation of Buyer, certified as of a recent date by the Secretary of State of Delaware and the operating agreement of Buyer, (2) resolutions duly adopted by the managers and members of Buyer authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents to which it is a party and (3) a certificate of existence or good standing as of a recent date of Buyer from the State of Delaware, (B) the resolutions referenced in subclause (A)(2) are still in effect, (C) the Buyer is in good standing in all states in which it does business, and (D) to such Person’s Knowledge, nothing has occurred since the date of the issuance of the certificate(s) referenced in subclause (A)(3) that would adversely affect Buyer’s existence or good standing in any such jurisdiction.

(c) At the Closing, Seller shall cause each Principal to deliver to Buyer such individual’s Employment Agreement, duly executed by such Principal.

(d) At the Closing, Buyer will deliver to each Principal such individual’s Employment Agreement, duly executed by Buyer;

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article 5 are correct and complete as of the date hereof and will be correct and complete as of the Closing Date as though made then (except, in both instances, if any representation or warranty speaks as of an earlier date, then it will be correct and complete as of such date).

5.1 Organization; Authority; Enforceability. Buyer is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has the corporate power and authority, and has taken all action necessary, to execute and deliver the Transaction Documents, to consummate the transactions contemplated thereby and to perform its obligations thereunder. Each Transaction Document has been duly authorized, executed and delivered by Buyer and (assuming the due authorization, execution and delivery by Seller and Shareholders) constitutes the legal, valid and binding obligations of Buyer, Enforceable against Buyer.

5.2 No Violation. The execution and the delivery by Buyer of the Transaction Documents to which Buyer is a party and the performance by Buyer of the transactions contemplated thereby do not and will not (a) breach any Law or Order to which Buyer is subject or Buyer’s Organizational Documents; or (b) breach in any material respect any Contract, Order, or License to which Buyer is a party.

5.3 No Finders. Buyer has no Liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated hereby for which Seller or Shareholders could become Liable.

5.4 No Litigation. There is no Action pending or, to the knowledge of Buyer threatened, against Buyer relating to or affecting the Transaction Documents, or any of the transactions contemplated thereby.

5.5 Buyer Financial Statements. Buyer has delivered to Seller the following financial statements (collectively, the “Buyer Financial Statements”): (a) the audited balance sheets and statements of income, cash flows and stockholders’ equity as of and for the fiscal years ended December 31, 2011, 2012, and 2013 of Buyer, including the notes thereto; and (b) the unaudited balance sheet (the “Buyer Interim Balance Sheet”) and statements of income, cash flows and stockholders’ equity of Buyer as of and for the 9 (nine) months ended on the Interim Balance Sheet Date. The Buyer Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition of Buyer as of such dates and the results of its operations for such periods (except that the interim financial statements do not contain normal year-end adjustments that will not be material individually or in the aggregate and will not be inconsistent with or in excess of prior years), are correct and complete in all material respects, and are consistent with its books and records.

5.6 Solvency; Ability to Pay Debts. Buyer is, and after giving effect to the Transactions will be immediately following the Closing, Solvent.

5.7 Legal Compliance.

(a) There is no Action, at law or in equity, or before or by any Governmental Authority, pending or, to Buyer’s Knowledge, threatened against or affecting Buyer (or, to Buyer’s Knowledge, any basis therefor): (i) alleging any failure to comply with all Applicable Requirements or (ii) wherein an unfavorable decision, ruling or finding (A) would adversely affect the validity or enforceability of this Agreement, each other Transaction Document or any agreement or instrument to which Buyer is a party and which is used or contemplated for use in the consummation of the Transactions, or (B) would or, in Buyer’s reasonable view, would materially and adversely affect Buyer’s ability to operate its business.

(b) To Buyer’s Knowledge, Buyer is not (A) subject to any debarment, suspension or limited denial of participation in connection with any federal government program or subject to any investigation or examination that could result in such a debarment, suspension or limited denial of participation, (B) identified on the Freddie Mac Exclusionary List, or (C) subject to any investigation, hearing or other process that could lead to the loss, suspension or restriction of a mortgage loan-related License or other Consent.

(c) Since January 1, 2013, Buyer has not received from any Governmental Authority (which, for this purpose, includes the CFPB, Fannie Mae, Freddie Mac, HUD, the FHA and the VA) any notice or complaint (whether oral or written) (i) alleging any material violation of any Laws, (ii) threatening or seeking to revoke, suspend, terminate or limit any state or federal Consents or Licenses or to take any other action, (iii) alleging any criminal, illegal or impermissible conduct or (iv) involving any complaints filed against, or statutory fines imposed upon, Buyer by any such Governmental Authority.

(d) Buyer is (and, at all relevant times, was) (i) FHA-approved and direct endorsement mortgagee in good standing and meets (and, at all relevant times, met) all requirements of Law so as to be eligible to originate, refinance and, hold FHA-insured Mortgage Loans and conventional Mortgage Loans and (ii) in good standing with each other Agency applicable to the operation of its business and each Investor. Buyer meets (and, at all relevant times, met) all applicable Fannie Mae and Freddie Mac regulations and guidelines so as to be able to originate, refinance, hold and service mortgage loans to be sold to Fannie Mae and Freddie Mac.

5.8 Licenses. Buyer has all requisite Licenses to operate its business in the Ordinary Course of Business. Buyer has not received from any applicable Agency a notice of extinguishment or a notice indicating material breach, material default or material non-compliance that is reasonably likely to entitle such applicable Agency to terminate or suspend Buyer or to have a Material Adverse Effect, or a notice from any applicable Agency that is reasonably likely to entitle such applicable Agency to revoke any License or otherwise terminate or suspend Buyer as an approved issuer, seller or servicer, as applicable, or with respect to which has caused any applicable Agency to terminate Buyer. Buyer has not received from any applicable Agency notice of a sanction or a levy of penalties against Buyer which is reasonably likely to have a Material Adverse Effect.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

Seller and Shareholders represent and warrant, jointly and severally, to Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Agreement are correct and complete as of the date hereof and will be correct and complete as of the Closing Date as though made then.

6.1 Organization; Authority; Enforceability. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Massachusetts. Seller is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not be material. Seller has the requisite power and authority necessary to own or lease its properties and to carry on the Business as currently conducted. Each of Seller and Shareholders has the full right, power and authority, and has taken all corporate and other action necessary, to execute and deliver this Agreement and the Transaction Documents, to consummate the transactions contemplated hereby and thereby and to perform its respective obligations hereunder and thereunder. Each Transaction Document has been duly authorized, executed and delivered by each Seller Party and (assuming the due authorization, execution and delivery by Buyer) constitutes the legal, valid and binding obligations of each Seller Party, Enforceable against each Seller Party.

6.2 Capitalization. All of the equity of Seller is owned by the Shareholders, as set forth on Schedule 6.2, and no Contract exists that would permit any Person to acquire any such equity. Seller has no direct or indirect ownership interests in any other Person.

6.3 No Violation. The execution and the delivery of the Transaction Documents by Seller and Shareholders, the performance of their respective obligations thereunder, and consummation of the transactions contemplated by the Transaction Documents by Seller and Shareholders do not (a) breach any Applicable Requirements to which any Shareholder or Seller is a party or by which it is bound or to which any of the Acquired Assets or the Business is subject, (b) permit any Governmental Authority to terminate, revoke, modify or suspend any License or right of Seller or the Business, (c) result in the imposition of any Encumbrance upon the Acquired Assets, or (d) require any Consent (other than consumer consents that may be necessary to transfer the Acquired Seller Pipeline Loans and Consents under Contracts or Law identified in the Disclosure Schedule in accordance with Section 7.3, and licenses that are publicly disclosed on NMLS).

6.4 No Finders. Neither Seller nor any Shareholder has any Liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated hereby for which Buyer could become directly or indirectly Liable.

6.5 Seller Financial Statements.

(a) Seller has delivered to Buyer the following financial statements (collectively, the “Seller Financial Statements”): (a) the audited balance sheets and statements of income, cash flows and stockholders’ equity as of and for the fiscal years ended December 31, 2011, 2012, and 2013 of Seller, including the notes thereto; and (b) the unaudited balance sheet

(the “Seller Interim Balance Sheet”) and statements of income, cash flows and stockholders’ equity as of and for the 9 (nine) months ended on September 30, 2014 (the “Interim Balance Sheet Date”) (in comparative format to show the same financial information on a monthly basis during 2014 and against the 9-month period ended September 30, 2013) of Seller. The Seller Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition of Seller as of such dates and the results of its operations for such periods (except that the interim financial statements do not contain normal year-end adjustments that will not be material individually or in the aggregate and will not be inconsistent with or in excess of prior years), are correct and complete in all material respects, and are consistent with its books and records.

(b) The books and records which form the basis for the Seller Financial Statements (i) are complete and correct in all material respects and all transactions to which Seller is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) describe (in reasonable detail) Seller’s policies on loan loss reserves and the manner in which such reserves have been historically calculated, (iii) have been maintained in accordance with customary and sound business practices in Seller’s industry and (iv) reflect fairly in all material respects the assets, liabilities, financial position and results of operations of Seller on an accrual basis. All computer-generated reports and other computer output included in the books and records of Seller are complete and correct in all material respects and were prepared in accordance with sound business practices based upon authentic data. Seller’s management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.

(c) Seller has provided to Buyer copies of all issued auditors’ reports, letters to management regarding accounting practices and systems of internal control, and responses to such letters from management, in each case, to the extent relating to the compliance of the Business and the operation thereof with Applicable Requirements, whether the same were issued to Seller, Shareholders or any of their respective Affiliates.

6.6 Subsequent Events.

(a) Except as set forth in Schedule 6.6, since the Interim Balance Sheet Date, Seller (x) has conducted its business in the Ordinary Course of Business without interruption, and (y) has not:

(i) sold, pledged, assigned, leased (as lessor or lessee), licensed, transferred, abandoned or otherwise disposed of any of material assets used in, or otherwise related to, the Business, except in the Ordinary Course of Business, or relinquished any material right related to the Business;

(ii) amended, terminated or waived any material right under any Contract related to the Business;

(iii) entered into any material Contract outside the Ordinary Course of Business;

(iv) suffered any damage, destruction or casualty with respect to any property related to the Business (whether or not covered by insurance), or experienced any changes in the amount or scope of insurance coverage;

(v) issued, sold, or otherwise disposed of any of its equity, or granted any options, warrants, securities or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its equity;

(vi) declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity;

(vii) made any change in its cash management practices or in any method of accounting or accounting policies;

(viii) delayed paying payables or other Liabilities of the Business when due or deferred expenses or, otherwise increased cash on hand outside of the Ordinary Course of Business ;

(ix) made any loans or advances of money;

(x) made any material capital expenditures;

(xi) made any material capital investment in any other Person;

(xii) created, incurred, assumed, or guaranteed any Indebtedness other than the funding of Mortgage Loans;

(xiii) amended its Organizational Documents;

(xiv) suffered the loss of employment of any key employee or group of employees of the Business or been notified that any such Person or group of Persons intends to terminate employment;

(xv) entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, or entered into any collective bargaining relationship;

(xvi) granted to any of its directors, officers or employees in the aggregate, an amount exceeding $150,000 in respect of any increase in base compensation or bonus, other than (X) as set forth in an existing compensation plan or employment agreement that has been provided to Buyer and (Y) that would result in an increase in base compensation, or a bonus, of less than fifteen percent (15%) of such director’s, officer’s or employee’s existing base compensation and bonus compensation;

(xvii) adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Benefit Plan);

(xviii) made any other change in employment terms for any of its directors, officers, and employees outside of the Ordinary Course of Business;

(xix) entered into any settlement, conciliation or similar agreement related to the Business or the Acquired Assets;

(xx) made or changed, with respect to the Business, any election, changed any annual accounting period, adopted or changed any accounting method, filed any amended Tax Return for Taxes related to the Business or Acquired Assets, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have had the effect of increasing the Tax Liability for any period ending after the Closing Date or decreasing any Tax attribute existing on the Closing Date; or

(xxi) agreed, whether orally or in writing, to do any of the foregoing or agreed to take any action, that if taken prior to the date of this Agreement, would have made any representation or warranty in this Article 6 untrue or incorrect.

(b) Since the Interim Balance Sheet Date, no Material Adverse Effect has occurred.

6.7 No Undisclosed Liabilities. Seller has no Liability with respect to the Business or Acquired Assets (and there is no basis for any present or future Liability) except for Liabilities reflected or reserved against on the face (rather than any notes thereto) of the Seller Interim Balance Sheet and current Liabilities incurred in the Ordinary Course of Business of Seller since the Interim Balance Sheet Date.

6.8 Legal Compliance. Except as set forth in Schedule 6.8:

(a) Since January 1, 2010, Seller and Shareholders have each complied in all material respects with all Applicable Requirements, and no Action is pending or, to the Knowledge of Seller, threatened (and, to Seller’s Knowledge, there is no basis therefor) against Seller or Shareholders alleging any failure to so comply.

(b) No material expenditures are, or based on Applicable Requirements will be, required for the Business or Acquired Assets, to remain in compliance with Applicable Requirements.

(c) Since January 1, 2010, (a) Seller has conducted background checks on its officers, directors or loan originators or other personnel as required by Law and (b) to Seller’s Knowledge, no current or former officer or director, and no loan originator or other personnel, of Seller has been indicted, arraigned, or convicted (or has been in the last twelve (12) months or currently is under investigation) for any criminal offenses or any fraudulent activity related to the origination, refinance or sale of mortgage loans. To Seller’s Knowledge, neither Seller nor any officer, director or loan originator or other personnel of Seller is, (A) subject to any debarment, suspension or limited denial of participation in connection with any federal government program or subject to any investigation or examination that could result in such a debarment, suspension or limited denial of participation, (B) identified on the Freddie Mac Exclusionary List, or (C) subject to any investigation, hearing or other process that could lead to the loss, suspension or restriction of a mortgage loan-related License or other Consent.

(d) Since January 1, 2010, Seller has not received from any Governmental Authority (which, for this purpose, includes Fannie Mae, Freddie Mac, HUD, the FHA and the VA) any notice or complaint (whether oral or written) (i) alleging any violation of any Laws, (ii) threatening or seeking to revoke, suspend, terminate or limit any state or federal Consents or Licenses or to take any other action, (iii) alleging any criminal, illegal or impermissible conduct or (iv) involving any complaints filed against, or statutory fines imposed upon, Seller (or its predecessors) by any such Governmental Authority. Schedule 6.8(d) identifies all correspondence sent by Seller to or received from a Governmental Authority since January 1, 2010 relating to regulatory compliance reviews, audits or investigations of the Business (excluding routine correspondence arising out of normal examinations by a Governmental Authority in the Ordinary Course of Business). Seller has provided Buyer the opportunity to review all material correspondence sent by Seller (or its Affiliates) to or received from a Governmental Authority in the past five (5) years relating to regulatory compliance reviews, audits or investigations of the Business in which such Government Authority alleged material violations of Law by Seller (excluding routine correspondence arising out of normal examinations by a Governmental Authority in the Ordinary Course of Business).

(e) Seller is (and, at all relevant times, was) (i) FHA-approved and direct endorsement mortgagee in good standing and meets (and, at all relevant times, met) all requirements of Law so as to be eligible to originate, refinance and, hold FHA-insured Mortgage Loans and conventional Mortgage Loans and (ii) in good standing with each other Agency applicable to the operation of the Business and each Investor. Seller meets (and, at all relevant times, met) all applicable Fannie Mae and Freddie Mac regulations and guidelines so as to be able to originate, refinance, hold and service Mortgage Loans to be sold to Fannie Mae and Freddie Mac.

(f) All Custodial Accounts required to be maintained by Seller are maintained in accordance with Applicable Requirements, including insurer requirements.

(g) Schedule 6.8(g) reflects each of the loan originators who shall undergo a change of sponsorship upon hiring by Buyer.

6.9 Licenses.

(a) Schedule 6.9(a) sets forth all Licenses and Consents issued or granted by Governmental Authorities with respect to the Business (which shall include all Licenses or Consents for each of Seller’s offices and for each Business Employee), including the expiration date thereof. Such Licenses and Consents are the only Licenses and Consents necessary for or used in the operation of the Business as currently conducted.

(b) With respect to all Licenses and Consents listed in Schedule 6.9(a):

(i) All such Licenses and Consents are in full force and effect;

(ii) Seller (and, since January 1, 2010, Seller has taken all steps reasonably necessary or legally required to ensure that each employee) at all times has been in compliance with all of the terms and requirements of each such License and Consent, except for such compliance failures that would not reasonably be expected to result in the revocation, withdrawal, suspension, cancellation, or termination of such License or Consent;

(iii) No event has occurred or circumstance exists that (with or without the giving of notice or the lapse of time or both) (A) constitutes or results, directly or indirectly, in a material violation of, or a failure to comply in all material respects with, any term or requirement of any such License or Consent, or (B) results or may result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any such License or Consent (other than this Transaction); and

(iv) All applications or other filings required to have been filed for the renewal or maintenance of each such License and Consent have been duly filed on a timely basis with the appropriate Governmental Authority.

6.10 Mortgage Loan Policies and Regulatory Matters.

(a) A true and complete description of the origination and underwriting policies and procedures used by Seller in the Business are set forth in Schedule 6.10(a), and such policies and procedures set forth a true and complete description of the written policies and practices of Seller relating to: (A) documentation procedures; (B) collateralization practices (including loan-to-value ratios and valuation and appraisal of collateral); (C) procedures for (including frequency of) billing and on-going monitoring and auditing of Mortgage Loans; (D) collections and review of past-due accounts; (E) making of charge-offs, write downs, specific accruals and specific valuation reserves for Mortgage Loans and (F) the placing of Mortgage Loans on a non-accrual status. Such policies and procedures comply with all Applicable Requirements.

(b) Since January 1, 2010, each Mortgage Loan was originated and underwritten, as applicable, in accordance with Applicable Requirements, including the requirements of any warehouse lender or investor (a) which provided financing for funding and closing of such Mortgage Loan, (b) to which such Mortgage Loan was sold or (c) which provided liquidity for Seller’s operations and held a security interest in such Mortgage Loan. In the case of a Mortgage Loan originated with the assistance of a mortgage broker, the mortgage broker also has complied with Applicable Requirements. All mortgage brokers who originate Mortgage Loans have all consents, authorizations or waivers from Governmental Authorities from all jurisdictions requiring such consents, authorizations or waivers for such origination activities, and each outstanding Mortgage Loan and commitment to extend credit has been solicited, originated and administered in accordance with Seller’s underwriting standards in all material respects.

(c) Seller’s privacy policy is set forth on Schedule 6.10(c). Seller’s privacy policy has not been amended, superseded, modified or terminated, whether in writing or orally, and is in full force and effect. There is no provision of Seller’s policies that prohibits the sharing of nonpublic personal information of loan applicants between Seller and Buyer upon consummation of the Transactions or otherwise contravenes 15 U.S.C. § 6802(e)(7) of the Gramm-Leach-Bliley Act of 1999.

(d) Seller has timely filed all reports required by, and has complied with all other requirements of, any Investor, any Insurer and the Applicable Requirements.

(e) Except as set forth on Schedule 6.10(e), since January 1, 2010, neither Seller nor any of its owners, directors, officers or Affiliates has been subject to (i) any fine of $50,000 or more in respect of any single occurrence or (ii) more than five fines (whether or not material) in respect of separate incidents and that aggregate $50,000 or more, in each case in connection with the conduct of the Business.

(f) Seller’s quality control process is and has been in material compliance with the requirements set forth by Seller’s mortgage investors and, as applicable, the requirements set forth by any Agency, including Fannie Mae, Freddie Mac, HUD, FHA, and VA.

(g) Except as set forth on Schedule 6.10(g):

(A) since January 1, 2010, Seller has not been in material default or received any notice of any material default with respect to any covenants contained in any Seller Warehouse Facilities or related Contracts (including, covenants relating to net worth, debt ratios and reporting of financials);

(B) since January 1, 2010, no demand has been made to Seller to repurchase a Mortgage Loan or any Collateral out of a pool or an Investor’s portfolio;

(C) since January 1, 2010, Seller has not repurchased any Mortgage Loans sold by Seller (excluding, for this purpose, repurchases made under a customary mortgage loan repurchase agreement that is used to provide financing for Seller’s mortgage loan production activities);

(D) since January 1, 2010, Seller has not entered into any settlement agreements, recourse or indemnity letters and/or similar agreements or arrangements with an Investor or other third party (I) under which Seller agreed to provide an indemnity or guaranty to such Investor or third party against Losses on a Mortgage Loan, or (II) that were otherwise negotiated to avoid Seller being obligated to repurchase a Mortgage Loan;

(E) since January 1, 2010, Seller has not made or paid indemnification claims;

(F) Seller is not a party to (I) any Contract with any Person, including an Investor or Insurer, to repurchase from any such Person any Mortgage Loan or any Collateral or (II) any agreement, arrangement or understanding to reimburse, indemnify or hold any such Person harmless or otherwise assume liability with respect to any loss, costs or expense suffered or incurred as a result of the foreclosure or sale of any such Mortgage Loan or Collateral, except insofar as such recourse is based upon breach by Seller of a customary mortgage loan level representation or warranty;

(G) since January 1, 2010, all submissions or claims made by Seller on account of any FHA insurance or VA guarantee complied (in all respects) with all FHA requirements for FHA insurance and all VA requirements for VA guaranty;

(H) since January 1, 2010, there have been no Loans in Inventory; the reasons why any Loans in Inventory were not sold to an Investor are also set forth on Schedule 6.10(g)(H).

(h) Seller does not originate, nor has it originated in the prior twelve (12) months, loans (i) subject to the Homeownership and Equity Protection Act of 1994 or (ii) in violation of, or classified as a “high cost”, “threshold”, “covered” or “predatory” loan under, any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points or fees, in each case at the time such loans were funded).

(i) Seller is a member in good standing of the MERS system.

(j) Since January 1, 2010, Seller has not repurchased in excess of two percent (2%) of the aggregate principal amount of all Mortgage Loans sold by Seller, excluding settlements entered into in lieu of repurchases, during any twelve (12) month period.

6.11 Acquired Seller Pipeline Loans.

(a) The report of Acquired Seller Pipeline Loans attached to Schedule 6.11(a) is true and complete.

(b) Seller is not obligated directly or indirectly to extend credit to any borrower or potential borrower, except to the extent required under the Acquired Seller Pipeline Loans.

(c) Each Acquired Seller Pipeline Loan was advertised, solicited and originated in accordance with, and the Loan Documents and Loan Files that have been prepared by or on behalf of Seller prior to the Closing Date relating to the Acquired Seller Pipeline Loans conform to, all Applicable Requirements in all material respects and with the intent and expectation that, upon closing or funding, it would be (1) eligible for sale to, and insurance by, or pooling to collateralize securities issued by an Investor, Agency or Insurer; (2) evidenced by a Mortgage Note with such terms as are customary in the business; (3) duly secured by a Mortgage with such terms as are customary in the business and which grants the holder thereof either a first lien on the mortgaged property (including any improvements thereon) with respect to Acquired Seller Pipeline Loans originated as first lien Mortgage Loans and with respect to Acquired Seller Pipeline Loans originated as second lien Mortgage Loans, a second priority lien on the mortgaged property which constitutes a security interest that will have been duly perfected and maintained, will have been in full force and effect and will have been insured by a title policy issued by a company acceptable to the applicable Agency or Investor to the extent required by the applicable Agency or Investor; (4) accompanied by a hazard insurance policy covering improvements on the mortgaged property subject to such Mortgage, with a loss payee clause in favor of Seller, which insurance policy or policies covers such risks as are customarily insured against in accordance with industry practice and in accordance with Investor or Agency requirements, and which includes flood insurance or special hazard insurance where either is required by an Investor or Agency; and (5) covered by a policy of private mortgage insurance, if required by the terms of all Applicable Requirements. Seller has not, to its Knowledge, engaged in any act or omission that would impair the coverage of the insurance described in this Section 6.11(c).

(d) The Loan Documents that have been prepared by or on behalf of Seller prior to the Closing Date are genuine, legally valid and binding obligations of the mortgagors and have been duly executed by a mortgagor of legal capacity, and all insertions in any Loan Document were correct when made. Each of the Acquired Seller Pipeline Loans arose out of bona fide transactions in the Ordinary Course of Business and was originated on a retail basis. No Acquired Seller Pipeline Loan was originated or underwritten by or involving the efforts or services of any Person that is not an employee of Seller. No Acquired Seller Pipeline Loan relates to the refinancing or modification of a Mortgage Loan that is or was the subject of a repurchase or indemnity claim by an Investor against Seller.

(e) Seller is the sole owner of, and no other Person has any interest in, the Acquired Seller Pipeline Loans.

(f) All Persons that had any interest in any Acquired Seller Pipeline Loan, whether as broker, mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) in compliance with any and all applicable licensing and other requirements of the Laws of the state wherein the related Collateral and borrower is located except where the failure to be in such compliance would not result in Liability to Buyer or limit or impair the terms or enforceability of Acquired Seller Pipeline Loans.

(g) The loan officer designated on each Acquired Seller Pipeline Loan is the primary loan officer who worked with the borrower on such Acquired Seller Pipeline Loan, and such loan officer is in compliance with any and all applicable licensing and other requirements of the Laws of the state wherein the related Collateral is located.

(h) None of the Acquired Seller Pipeline Loans is subject to any mandatory commitments for sale or delivery.

(i) All of the Acquired Seller Pipeline Loans are subject to the MERS system.

Seller is only making the representations and warranties in this Section 6.11 with regard to Acquired Seller Pipeline Loans as of the Closing and therefore is not responsible for actions taken by Buyer with respect to the Acquired Seller Pipeline Loans following Closing.

6.12 Acquired Assets. Except for the Excluded Assets, the assets being transferred to Buyer hereunder constitute all of the assets, rights and properties necessary, sufficient, required, appropriate or used, to operate the Business as currently conducted and in accordance with all Applicable Requirements. Schedule 6.12 sets forth all of the tangible personal property of Seller that is required to operate the Business as of the date hereof. Seller has good, valid and marketable title to, or a valid leasehold, license or other similar interest in, all of the Acquired

Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. The transfer of the Acquired Assets hereunder will convey to Buyer good, valid and indefeasible legal title to the Acquired Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. The tangible personal property included in the Acquired Assets, whether owned or leased, are free from defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition (subject to normal wear and tear), are suitable for the purposes for which they are presently used, and are located at Seller’s premises. The Security Deposits represent the aggregate amount of the security deposits that are being assigned to Buyer under the Office Leases. No Shareholder or Affiliate of Seller owns or has any ownership interest in any Acquired Assets.

6.13 Contracts. Seller has delivered to Buyer a correct and complete copy of each Contract of Seller relating to the Business. With respect to each such Contract: (a) the Contract is Enforceable against the parties thereto and will continue to be Enforceable on identical terms following the consummation of the Transactions; (b) Seller is not in breach of such Contract, and no event has occurred that, with notice or lapse of time, would constitute a breach of the Contract; and (c) no party to the Contract has repudiated any provision of the Contract. Seller has not received notice from any counterparty to a Contract to the effect that, and, to Seller’s Knowledge, there is no reason to believe that, any counterparty will stop doing business, materially decrease the amount of business with, or materially change the terms (whether related to payment, price or otherwise) of doing business with, Seller.

6.14 Disputes. Except as set forth on Schedule 6.14, neither Seller nor any Shareholder is (a) subject to any outstanding Order, or (b) a party, the subject of, or, to the Knowledge of Seller, threatened to be made a party to or the subject of any Action (i) relating to or affecting any of the Transaction Documents, or any of the Transactions, (ii) with an amount in controversy in excess of $50,000, (iii) seeking injunctive or other equitable relief or (iv) that, if adversely determined, would reasonably be expected to be material to the Business or the Acquired Assets. Except as set forth on Schedule 6.14, since January 1, 2010, there have been no claims for breach or indemnity asserted under or in connection with any Contract. Except as set forth on Schedule 6.14, since January 1, 2010, no Investor or Insurer has (x) given written notice or a written report to Seller that Seller has violated or has not complied on a recurring basis with the applicable underwriting standards with respect to Mortgage Loans sold by Seller to an Investor or insured by an Insurer or (y) imposed restrictions on the activities (including commitment authority or volume restrictions) of Seller.

6.15 Employees.

(a) Schedule 6.15(a) contains a complete and accurate list of all Business Employees together with the following information in respect of Business Employees having compensation that exceeds or is reasonably expected to exceed in the current year $50,000: employer name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable (including wages, salaries and actual or anticipated bonuses) and any change in compensation since January 1, 2010; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Benefit Plan.

(b) All Business Employees are employees-at-will. All employees whose services are necessary for the operation of the Business in the ordinary course are employed by Seller. All obligations of Seller under Applicable Requirements to all Business Employees have been paid and discharged in full and no facts or circumstances exist, other than the closing of the Transaction, that could give rise to (or form the basis of) a claim by any such employee that, if pursued, would permit such employee to deem their employment to have been terminated “without cause”.

(c) To Seller’s Knowledge, no Business Employee is a party to or bound by any Contract that (i) prohibits or purports to prohibit any Business Employee from performing his or her duties to the Business, (ii) could materially and adversely affect the ability of Buyer or Seller to conduct the Business (as currently conducted or proposed to be conducted), (iii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of Seller or (iv) requires him or her to transfer, assign or disclose information concerning his or her work on behalf of Seller to anyone other than Seller. To Seller’s Knowledge, no Business Employee has any plans to accept employment with any Person other than Buyer after Closing. No former employee of Seller is a party to or bound by, any Contract with Seller that could materially and adversely affect the ability of Buyer or Seller to conduct the Business (as currently conducted or proposed to be conducted).

(d) There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout actually pending, or to Seller’s Knowledge threatened, against or affecting the Business and since January 1, 2010 there has not been any such action.

(e) Seller is not a party to or bound by any collective bargaining or similar agreement with any labor organization or employee association applicable to Business Employees. None of the Business Employees are represented by any labor organization and there have been no union organizing activities among the Business Employees since January 1, 2010. No labor union has been certified by the National Labor Relations Board as bargaining agent for any Business Employees, no notice has been received by Seller from any labor union stating that it has been designated as the bargaining agent for any Business Employees; and no petition has been filed by any labor union requesting an election to determine whether or not it is the exclusive bargaining agent for any Business Employees.

(f) Seller has delivered to Buyer true and complete copies of each material, written personnel policy applicable to the Business Employees.

(g) Seller is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work (including all state and federal requirements regarding compensation for time worked, meal and rest periods, proper payment of bonuses and commissions, compliant record-keeping practices and timely payment of wages), overtime and occupational safety and health, and is not engaged in any unfair labor practices, as defined in the National Labor Relations Act or other applicable Laws, with respect to the Business Employees. None of the Business Employees has been improperly classified as being independent contractors, leased employees, or as being exempt from the payment of wages for overtime, and all such persons have been compensated in a manner that complies with Applicable Requirements (including, as necessary, appropriate payments of overtime on a timely basis).

(h) There is no unfair labor practice charge or complaint involving the Business Employees pending or, to Seller’s Knowledge, threatened, before the National Labor Relations Board or any similar state or foreign agency.

(i) No charge involving the Business Employees is pending before the Equal Employment Opportunity Commission, the federal Department of Labor or any other federal, state, local or foreign agency responsible for the prevention of unlawful employment or wage and hour practices.

(j) Seller has not received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of Employment Laws to conduct an investigation or audit with respect to or involving the Business Employees and no such investigation or audit is in progress.

(k) There are no Actions pending in any forum (including internal investigations or complaints) or, to Seller’s Knowledge threatened, by or on behalf of any present or former Business Employees, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, violation of any Laws governing wage and hour requirements of any kind (including claims for unpaid overtime or any other wage and hour violations referenced in this Section 6.15), violation of any Laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(l) Since the enactment of the WARN Act or similar state laws in the states in which Seller has employees, and other than may be alleged in connection with the closing of the Transaction, (i) Seller has not effectuated a “plant closing” (as defined in the WARN Act) of any site of employment or one or more facilities or operating units within any site of employment or facility of Seller, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) with respect to any site of employment or facility of Seller and (iii) Seller has not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law or regulation.

(m) Schedule 6.15(m) sets forth a list of each loan officer involved in the Business as of the date hereof together with a true and complete copy of each form of any Contract between Seller and such loan officers, including any compensation arrangements, including written documentation describing any compensation arrangements. To its Knowledge, Seller enjoys good relations with such loan officers and its compensation arrangements are reasonably competitive in the marketplaces in which it operates.

(n) Schedule 6.15(n) sets forth (i) a list of all loan officers of Seller (a) that have left employment therewith for any reason whatsoever during the past twelve (12) months, or (b) that have given written notice thereto of intention to leave employment within the past sixty (60) days and (ii) the volume of Mortgage Loans generated by such loan officers during the last twelve (12) months of their employment.

6.16 Business Intellectual Property.

(a) Seller solely owns or has the right to use all Business Intellectual Property. Assuming the Consents on Scheduled 6.16(a) are obtained, each item of Business Intellectual Property owned, licensed or used by Seller immediately prior to the Closing will be owned, licensed or available for use by Buyer on identical terms and conditions immediately following the Closing. Seller has, to its Knowledge, taken all necessary and prudent action to maintain and protect each item of Business Intellectual Property that it owns, licenses or uses.

(b) Neither the Business as presently conducted nor any product or service offered in the Business, infringes upon or misappropriates any Intellectual Property of any Third Party, and Seller has not received any notice alleging any such violation, infringement, misappropriation or other conflict. To Seller’s Knowledge, no Third Party has infringed upon, violated or misappropriated any Business Intellectual Property.

(c) Schedule 6.16(c) identifies each patent or registration (including for any Copyright, trademark and service mark) that has been issued to Seller and all material unregistered copyrights, trademarks or service marks owned by Seller.

(d) Schedule 6.16(d) identifies each item of Business Intellectual Property that any Person other than Seller owns and that Seller uses pursuant to license, Contract or permission (a “Seller IP License”), other than off the shelf software licenses involving an annual license fee of less than $1,000 per year. With respect to each item of Business Intellectual Property required to be identified in Schedule 6.16(d): (i) to the Knowledge of Seller, such item is not subject to any Order; (ii) no Action is pending or to the Knowledge of Seller is threatened or anticipated that challenges the legality, validity or enforceability of such item; and (iii) Seller has not granted any sublicense or similar right with respect to the Seller IP License relating to such item.

(e) Schedule 6.16(e) identifies each name used by Seller in connection with the Business, the location in which Seller uses such name and the License which permits Seller to use such name in that location.

6.17 Tax. For purposes of this Section 6.17, the term “Seller” shall be construed to refer also to each predecessor-in-interest of Seller and each other Person for whose liability for Taxes Seller has or may have Liability.

(a) Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to Applicable Requirements by Seller or for periods ending on the Closing Date, with respect to the Business, Acquired Assets, activities, income or operations of Seller. All Tax Returns and reports with respect to Taxes filed by Seller are true, correct and complete in all respects. Seller has timely paid, or made provision in the Seller Interim Balance Sheet for all Taxes for periods ending on the Closing Date related to the Acquired Assets, Business, income and operations of Seller that have or may have accrued or become due for all periods covered by the Tax Returns, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Schedule 6.17(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Seller Interim Balance Sheet. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return related to the Business or Acquired Assets.

(b) Seller has delivered or made available to Buyer copies of all Tax Returns related to the Business or Acquired Assets filed since January 1, 2010. Schedule 6.17(b) sets forth each state, county, local municipal, domestic or foreign jurisdiction or Governmental Authority in or with which, with respect to the Business or Acquired Assets, Seller (i) files, or is or has been required to file January 1, 2010, a Tax Return, (ii) is required to register for any Tax purpose, (iii) is or has been liable for any Tax on a “nexus” basis at any time, (iv) is qualified to do business, (v) owns or regularly uses property, (vi) has any employee or in which any employee is regularly present, or (vii) has any agent, representative or distributor.

(c) No claim has ever been made or is expected to be made by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. Schedule 6.17(c) contains a complete list of all audits, examinations and investigations with respect to Taxes or Tax Returns of Seller or related to the Business or Assets that have been audited or currently are under audit and a complete description of any and all deficiencies or other amounts that were paid or are currently being contested. All such deficiencies or other amounts proposed as a result of such audits have been paid, reserved against, or settled without further liability (or are being contested in good faith by appropriate proceedings as described in Schedule 6.17(c)). There is no dispute or claim concerning any Taxes related to the Business or Assets either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which Seller has Knowledge. Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the assessment or payment of Taxes with respect to the Business or Acquired Assets. There is no Encumbrance on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(d) Seller (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and (ii) does not have any Liability for the Taxes of any Person under Treasury Regulation §1.1502-6 or similar Law, as a transferee or successor, by Contract, or otherwise.

(e) No power of attorney with respect to Taxes has been executed by Seller or filed with any Governmental Authority with respect to Seller.

(f) Seller has complied in all material respects with all provisions of Tax Law relating to withholding, payment and remittance of Taxes and information reporting with respect thereto, and Seller has, within the time and in the manner prescribed by Tax Law, paid over to the proper Governmental Authorities all amounts required.

(g) There is no Tax ruling, request for ruling or settlement, compromise, closing or Tax collection agreement in effect or pending which does or could affect the Liability of Seller or Buyer for Taxes with respect to the Acquired Assets or Business for any period after the Closing Date.

(h) No provisions of any Assumed Contracts are properly treated for United States federal income tax purposes as an entity (including a partnership) or as Indebtedness.

(i) No Acquired Asset is (i) “tax exempt use property” within the meaning of Section 168(h)(1) of the Code or Section 470(c)(2) of the Code, (ii) tax-exempt bond financed property within the meaning of Section 168(g) of the Code, or (iii) subject to a lease under Code Section 7701(h) or any predecessor provision.

(j) Seller has never been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1). Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

6.18 Transactions With Affiliates. Except as set forth on Schedule 6.18, no Seller Party or Affiliate thereof has, or since January 1, 2010 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business. Neither Seller nor any Affiliate thereof owns, or since January 1, 2010 has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (in any market presently served by Seller), except for ownership of less than one (1%) percent of the outstanding capital stock of any such business that is publicly traded on any recognized exchange or in the over-the-counter market. No Affiliate of Seller is a party to any Contract with, has any claim or right against, or is indebted to, Seller. Seller is not indebted or otherwise obligated to any of its Affiliates, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance.

6.19 Employee Benefit Plans; ERISA. For purposes of this Section 6.19, the term “Seller” shall include any Person that is or would be aggregated with Seller under Section 414(b), (c), (m), or (o) of the Code.

(a) Except as set forth on Schedule 6.19(a), there does not exist, and has not existed:

(i) Any termination, change in control or severance agreement involving Seller, on the one hand, and any Business Employee whose annual compensation equals or exceeds $50,000, on the other hand; and

(ii) Any Benefit Plan maintained or contributed to by Seller for the benefit of any Business Employees or their beneficiaries.

(b) Seller does not maintain and has not maintained any Benefit Plan that provides (or will provide) medical, death or other benefits to one or more former Business Employees following termination of employment, other than group health plan continuation coverage provided under COBRA or any state law continuation coverage or conversion rights. Seller has complied in all material respects with the continuation coverage and notice requirements of COBRA.

(c) Seller does not have any intention or commitment, whether legally binding or not, to create any new Benefit Plans or to amend any existing Benefit Plans for Business Employees, except as required under applicable Law.

(d) With respect to each of Seller’s Benefit Plans, all required payments, premiums, contributions, or distributions for all periods ending through the Closing Date have been made when due, or, if not yet due, have been properly accrued in accordance with the requirements of GAAP.

(e) Seller has neither granted, nor is a party to any contract or arrangement that grants, any compensation, equity award, or bonus, that fails to comply with the provisions of Section 409A of the Code with respect to any Business Employee. Seller has no obligation to make a “gross-up” or similar payment with respect to Taxes that may be imposed under Sections 409A or 4999 of the Code with respect to any of Seller’s Benefit Plans or the Business Employees.

(f) Each of Seller’s Benefit Plans has been maintained, funded and administered in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Law. Each of Seller’s Benefit Plans that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its tax-qualified status and the tax-exempt status of its accompanying trust established under Section 501(a) of the Code, and, since the issuance of any such determination letter, no events have occurred nor any circumstances exist that would adversely affect the tax-qualified status of any such Benefit Plan.

(g) None of Seller’s Benefit Plans is (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Sections 412 or 430 of the Code, (iii) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), or (iv) a “multiple employer plan” within the meaning of Section 413(c) of the Code.

6.20 Solvency; Ability to Pay Debts. Seller is, and after giving effect to the Transactions will be immediately following the Closing, Solvent. Prior to and after giving effect to the consummation of the Transactions, Seller will incur debts only within its ability to pay as such debts mature.

6.21 Real Property.

(a) Seller owns no real property.

(b) Schedule 6.21(b) contains a complete and accurate list of the following:

(i) all leases or licenses of real property and interests in real property and the buildings, structures and improvements thereon, including the Office Leases (the “Leased Property”) pursuant to which Seller is the lessee or licensee;

(ii) all contracts or options (and all amendments, extensions and modifications thereto) held by Seller, or contractual obligations (and all amendments, extensions and modifications thereto) on the part of Seller, to purchase, acquire or lease any interest in real property; and

(iii) all contracts or options (and all amendments, extensions and modifications thereto) granted by Seller, or contractual obligations (and all amendments, extensions and modifications thereto) on the part of Seller, to sell or dispose of any interest in real property.

(c) The Facilities are sufficient for the conduct of the Business as it is now being conducted. Seller has the right under valid and existing leases or other agreements to occupy and use all Leased Property which it uses in the conduct of the Business. Neither the whole nor any portion of the Facilities has been condemned, requisitioned or otherwise taken by any Governmental Authority, and Seller has not received any notice that any such condemnation, requisition or taking is threatened, which condemnation, requisition or taking would preclude or materially impair the current use thereof.

(d) Each Lease of a Facility is in full force and effect, Seller is not in breach of or in default of its obligations under any such Lease, and no event has occurred which, with notice or lapse of time or both would constitute a breach or default or permit termination, modification or acceleration thereunder and no such Lease is subject to any Encumbrance or other restriction that substantially impairs the use of the property to which it relates in the Business as now conducted.

(e) Except as set forth on Schedule 6.21(d), Seller has not received any notice that it is in violation of any zoning, use, occupancy, building, wetlands or environmental regulation, ordinance or other applicable Law or requirement relating to the Facilities. Seller has not received notice of any, and, to the Knowledge of Seller, there is no threatened, eminent domain proceeding or proceeding to change or redefine the zoning classification with respect to the Facilities.

(f) Seller and its Affiliates have obtained, have complied with, and are in compliance with, all Licenses that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the Facilities and the operation of the Business. A list of all Licenses relating to Environmental, Health and Safety Requirements is set forth in Schedule 6.21(f). Such Licenses are in full force and effect, and there has been no breach or violation of any such Licenses.

(g) Neither Seller nor any of its Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements or any Liabilities, including any investigatory, remedial or corrective Liabilities, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

6.22 Referral Sources; Other Arrangements.

(a) Schedule 6.22(a) describes (i) all Referral Arrangements that Seller has (and, within the one (1) year period prior to the date of this Agreement, has had) with all Persons. Schedule 6.22(a) also identifies, as to the Persons with whom Seller has (and, within the one (1) year period prior to the date of this Agreement, has had) a Referral Arrangement, the relationship or affiliation, if any, among such Persons (such as under common ownership or affiliation with any other such Person).

(b) For each arrangement described on Schedule 6.22(a), Schedule 6.22(b) lists, for each year of the past one (1) year period (broken down by quarter) and for the current fiscal year until the Interim Balance Sheet Date (broken down by month), (i) the total dollar volume of Mortgage Loan originations attributable to such arrangement, (ii) the percentage of total dollar volume of Mortgage Loan originations such total dollar volume in (i) represents; (iii) the percentage of total dollar volume of purchase Mortgage Loan originations such total dollar volume in (i) represents; and (iv) the total aggregate amount of related contractual expenses incurred by Seller.

(c) Seller has delivered to Buyer, true and complete copies of (i) all written agreements, including all amendments and modifications thereto, evidencing or concerning each currently existing or proposed Referral Arrangement (or if any such Referral Arrangement is an oral arrangement, a complete written description of such arrangement); and (ii) all of Seller’s currently existing or proposed policies and procedures governing any or all Referral Arrangements identified on Schedule 6.22(c), and all audits and analyses, whether conducted by Seller or its Affiliates or on behalf of Seller or its Affiliates, concerning compliance with such policies and procedures.

6.23 Servicing Agreement Matters.

(a) Servicing Agreements. Schedule 6.23(a)(i) sets forth a true, correct and complete list of all Servicing Agreements in effect as of the date hereof. Each Servicing Agreement is Enforceable. Seller has serviced all Loans, or caused through the use of a servicer such Loans to be serviced or subserviced, materially in accordance with all Applicable Requirements, documents evidencing loans made pursuant to Seller Warehouse Facilities and correspondent agreements. Seller does not have notice of any default by other parties under any Servicing Agreement. No material default of Seller exists under any Servicing Agreement, including any default arising with notice or lapse of time, or both.

(b) Servicing Rights. Except as set forth on Schedule 6.23(b), none of the Servicing Rights is subject to recourse against Seller for losses on liquidation of a Loan, borrower defaults or repurchase obligations upon the occurrence of nonpayment or other events, and Seller has no obligation to any Person to which it may have sold or transferred any Loans or Servicing Rights, and no such Person has any recourse against Seller in this regard. For purposes of this Section 6.23, “recourse” shall not include industry standard representations and warranties except to the extent that such representations or warranties relate generally to economic performance. Except as set forth on Schedule 6.23(b), with respect to all Mortgage Loans sold to Investors, Seller has no obligations for servicing such Loans as of the effective date of the sale of the Mortgage Loans to an Investor, except during the interim period (which interim period is no greater than 60 days) after the sale of such Loan in which Seller has an obligation to service such Loans.

6.24 Insurance. All policies or binders of fire, liability, product liability, worker’s compensation, vehicular and other insurance held by or on behalf of Seller are listed on Schedule 6.24. All premiums on all such policies have been paid to date and Seller has complied in all material respects with all conditions of such policies.

6.25 Accuracy of Information Furnished. No representation, warranty, statement, or information contained in this Agreement (including the Schedules) contains any untrue statement of a material fact or omits any material fact necessary to make the information contained therein not misleading. Seller has provided Buyer with correct and complete copies of all documents listed or described in the Schedules.

ARTICLE 7 PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the Interim Period (or, where expressly so provided, following the Closing):

7.1 Conduct of Business by Seller. Without the prior written consent of Buyer, not to be unreasonably withheld, Seller and Shareholders, shall not:

(a) Cause or permit Seller to conduct the Business other than in the Ordinary Course of Business, in accordance with Applicable Requirements and in accordance with the terms and conditions of the Assumed Contracts;

(b) Except as may be required by Law or contractual commitments in existence on the date of this Agreement, all of which are set forth on Schedule 7.1(b), modify the compensation or benefits payable or to become payable to Business Employees;

(c) Take, or cause to be taken, any action that would interfere with the consummation of the Transactions or delay the consummation of the Transactions;

(d) Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being untrue at any time at or prior to the Closing or (ii) any of the Closing conditions set forth herein not being satisfied;

(e) Take, or cause to be taken, any action described in Section 6.6; or

(f) Authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Until the Closing, Seller shall (i) preserve its business organization, (ii) maintain its Licenses related to the Business, (iii) preserve its current relationships with business partners and other Persons with which it has business relations related to the Business, (iv) keep available the present services of its Business Employees and (v) lock rates on Acquired Seller Pipeline Loans in the Ordinary Course of Business at profit margins consistent with the Ordinary Course of Business.

7.2 Access to Information. Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of Seller and Shareholders shall afford to the Representatives of Buyer, reasonable access during normal business hours during the Interim Period, to those properties, books, Contracts, commitments, records and Representatives of the Business or otherwise relating to the Acquired Assets, and, during such period, each of Seller and Shareholders shall make available to Buyer (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state banking, mortgage, lending or origination Laws (other than reports or documents which Seller or Shareholders are not permitted to disclose under Applicable Requirements), and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request. Buyer shall, and cause its Representatives to, use Reasonable Efforts to prevent such access and inspection from materially interfering with the business operations of Seller. No inspection, investigation or audit by Buyer or its Representatives shall limit or constitute a waiver of any of Buyer’s rights and remedies hereunder, including its indemnity rights for breaches of the representations and warranties of Seller or Shareholders. Neither Seller nor Shareholders shall be obligated to provide access or disclose information where such access or disclosure would violate any applicable Law.

7.3 Efforts to Close. Each Party will use its Reasonable Efforts to take all actions and do all things necessary, proper, or advisable to consummate, make effective, and comply with all of the terms of this Agreement (including entry into the Transaction Documents as applicable and satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control, as set forth in Article 9). Each Party shall cooperate with the other in connection with all actions to be taken in connection with the foregoing sentence. Seller and Shareholders shall fully cooperate with Buyer (and will exercise Reasonable Efforts) in, Buyer’s licensing efforts (including, prior to Closing, at Closing and after Closing), including assisting Buyer to obtain all of the Licenses set forth on Schedule 9.1(j). Seller and Shareholders will give any notices to Third Parties, and will use its Reasonable Efforts to obtain any Third Party Consents referred to herein. The form and content of all notices shall be mutually agreeable to the Parties, acting reasonably. Seller will give any notices to, make any filings with, and use its Reasonable Efforts to obtain all Licenses and Consents of Governmental Authorities, if any, required of Seller pursuant to any applicable Law in connection with the Transactions. Buyer will give any notices to, make any filings with, and use its Reasonable Efforts to obtain all Licenses and Consents of Governmental Authorities, if any, required of Buyer pursuant to any applicable Law in connection with the Transactions. In addition, Buyer and Seller shall work together expeditiously and in good faith to identify and obtain all other Consents needed in order to consummate the Transactions, including but not limited to consumer consents that may be necessary to transfer the Acquired Seller Pipeline Loans, counterparty consents that may be necessary to transfer the Contracts, Business Intellectual Property and other agreements, and consents that may be required by any state and federal licenses and approvals. Furthermore, upon execution of this Agreement, Seller shall provide to Buyer a preliminary list of the Contracts that require counterparty consent for assignment of such Contract to Buyer, and Seller, working in coordination with Buyer, will provide to Buyer, no later than 21 days prior to Closing, a final list of the Contracts that require counterparty consent for assignment of such Contract to Buyer. Furthermore, upon execution of this Agreement, Seller shall provide to Buyer a preliminary list of the Consents from Governmental Authorities that are required to operate the Business, and, working in coordination with Buyer, Seller will provide to Buyer, no later than 14 days following the date hereof, a final list of such Consents from Governmental Authorities.

7.4 Bulk Transfer Compliance. Without affecting the respective rights and obligations of the Parties with respect to the Assumed Liabilities and Excluded Liabilities hereunder, Buyer and Seller hereby mutually agree to waive compliance with the provisions of any bulk transfer or sales laws, to the extent applicable to the Transactions.

7.5 Notification of Certain Matters. Seller shall give prompt written notice to Buyer of the occurrence or non-occurrence of any Event that would, or would reasonably be expected to, delay, prevent or hinder the satisfaction of a condition set forth in Section 9.1, and of (i) any Action that may be threatened, brought, asserted or commenced against a Seller Party or Affiliate thereof that would have been listed on Schedule 6.14 if such Action had arisen prior to the date hereof and (ii) any other Event or matter that becomes known to any Seller Party or Affiliate thereof that would, or would reasonably be expected to, cause any representation or warranty contained in Article 6 to be untrue; provided, however, that the delivery of any notice pursuant to this Section 7.5 shall not limit or otherwise affect the remedies available hereunder to Buyer. Buyer shall give prompt written notice to Seller of the occurrence or non-occurrence of any Event that would, or would reasonably be expected to, delay, prevent or hinder the satisfaction of a condition set forth in Section 9.2, and of (i) any Action that may be threatened, brought, asserted or commenced against a Buyer Party or Affiliate thereof or any other Event or matter that becomes known to any Buyer Party or Affiliate thereof that would, or would reasonably be expected to, cause any representation or warranty contained in Article 5 to be untrue; provided, however, that the delivery of any notice pursuant to this Section 7.5 shall not limit or otherwise affect the remedies available hereunder to Seller.

7.6 Exclusivity. Neither Seller nor any Shareholder will (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of (i) the Business or the Acquired Assets (including any acquisition structured as a merger, consolidation, share exchange, sale of stock, etc. of Seller or Shareholders) or (ii) of any business or activities that are part of the Business, directly or indirectly, including through any Affiliate, or other arrangement that would be inconsistent or conflict with the Parties’ obligations under, and full performance of, the Transactions (any of the transactions referred to in the foregoing subclauses (i) and (ii), an “Alternative Transaction”); (b) enter into an Alternative Transaction or (c) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Third Party to do or seek any of the foregoing. Seller will notify Buyer immediately if any Third Party makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and the terms of any such proposal, offer, inquiry, or contact.

7.7 Loan Production. If an Investor or lender of a Seller Warehouse Facility, in each case with which Seller has a contractual business relationship on the date hereof, limits or terminates such relationship directly as a result of the Transactions, Buyer shall, upon 30 days’ notice from Seller, purchase from Seller and finance its loan production (to the extent effected by such limitation or termination) at market rates and fees (but at a cost and on terms no less than Seller’s costs and terms applicable thereto on the date hereof); provided, that Buyer shall have no obligations to finance or purchase loans under a program for which it does not hold the necessary permits or approvals.

ARTICLE 8 ADDITIONAL COVENANTS

8.1 Further Assurances. Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, (a) at Buyer’s request and without further consideration, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Buyer may reasonably deem necessary or desirable to facilitate the transfer, conveyance and assignment to Buyer, and to confirm Buyer’s title to, all of the Acquired Assets, and (b) at Seller’s request and without further consideration, Buyer shall execute and deliver to Seller such other instruments of transfer, assumption, guarantee and confirmation, provide such materials and information and take such other actions as Seller may reasonably deem necessary or desirable for Buyer to assume all of the Assumed Liabilities from Seller and otherwise to cause Buyer to fulfill its obligations under this Agreement. Without limiting the generality of this Section 8.1, Seller shall reasonably cooperate with Buyer to promptly obtain branch licenses and mortgage banker licenses following the Closing including using Reasonable Efforts (i) to submit any initial (in the case of states for which no paperwork has yet been submitted) or additional (as may be required by the applicable state licensing authority) paperwork as reasonably required for the transfer of the branch licenses, (ii) to ensure that each of the mortgage originators offered employment by Buyer as of the Closing Date (A) surrender the sponsorship of Seller as related to each such mortgage banker’s license, (B) attest to Buyer’s sponsorship of each such mortgage banker’s license and (C) file or assist Buyer in filing any required paperwork to the applicable state licensing authority to transfer said sponsorship.

8.2 Confidentiality. Seller, each Shareholder and each of their respective Affiliates, and, during the period between the date hereof and the Closing Date, Buyer and each of its Affiliates, shall hold all of the Confidential Information in the strictest confidence, refrain from using any of the Confidential Information other than, if applicable, in fulfilling such Shareholder’s obligations under his Employment Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in the possession of Seller, Shareholders or any of their respective Affiliates. If Seller, any Shareholder, Buyer or any of their respective Affiliates is ever requested or required (by oral question or request for information or documents in any Action) to disclose any Confidential Information, then such Person shall notify the other parties hereto promptly of the request or requirement so that the other parties may seek an appropriate protective order or waive compliance with this Section 8.2. If, in the absence of a protective order or the receipt of a waiver hereunder, such Person is compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, then such Person may disclose the Confidential Information (and only such portion of the Confidential Information as is required to be disclosed) to the Governmental Authority; provided, however, that such Person will use its Reasonable Efforts to obtain an order or other assurance that confidential treatment will be given to such portion of the Confidential Information required to be disclosed.

8.3 Non-Competition; Non-Solicitation.

(a) Commencing upon the Closing and throughout the period ending five (5) years from the Closing, Seller and each Seller Party agrees that it/he will not, either individually or in conjunction with any other Person, including any of their Affiliates, directly or indirectly establish or take any steps to establish any Competing Business within the Restricted Geographic Area, or help or encourage any of its then current employees, consultants, board members or equityholders to purchase or take any steps to purchase any interest in, as an owner, operator, security holder, partner, investor, member, creditor, licensor, licensee or otherwise, in a Competing Business within the Restricted Geographic Area, or become a director, officer, consultant, partner, member, employee or otherwise hold any position in or otherwise provide services to a Competing Business within the Restricted Geographic Area. For purposes of this Agreement: (i) the “Restricted Geographic Area” means each state in which Seller conducts business or has a License, which the Parties agree is the geographic area where Seller conducts business or proposes to conduct business as of the Closing, and (ii) a “Competing Business” is any Person that engages in a line of business that is the same as or substantially similar to or competes with the Business. Notwithstanding the foregoing, ownership by a Seller Party or its Affiliates of not more than one (1%) percent in the aggregate of any class of equity security of any publicly held corporation shall not, of itself, constitute a violation of this Section 8.3.

(b) Commencing upon the Closing and throughout the period ending five (5) years from the Closing, each Seller Party agrees that it/he will not, either individually or in conjunction with any other Person, including through any of their Affiliates, directly or indirectly induce, solicit, recruit or encourage any Hired Employee or consultant of the Business to leave the employ of Buyer or its Affiliates or cease providing services to Buyer or its Affiliates, which means that each Seller Party will not: (i) disclose to any Third Party the names, compensation, backgrounds or qualifications of any Hired Employee or consultant of the Business or otherwise identify them as potential candidates for employment or to provide services; or (ii) personally or through any other Person approach, recruit, interview or otherwise solicit Hired Employees or consultant of the Business for any other Person or to terminate or modify their employment or relationship with Buyer or violate any agreement with, or duty to, Buyer.

(c) Commencing upon the Closing and throughout the period ending five (5) years from the Closing, each Seller Party agrees that such Person will not, either individually or in conjunction with any other Person, including any of their Affiliates, directly or indirectly solicit, either on behalf of Seller, Shareholders or any Third Party, the business of any Third Party that is a counterparty to any Referral Arrangement conducted within the Restricted Geographic Area.

(d) Each Seller Party acknowledges that (i) the goodwill associated with the Business prior to the Transactions is an integral component of the value of the Acquired Assets to Buyer and is reflected in the Purchase Price and (ii) the agreements set forth in this Section 8.3 are necessary to preserve the value of the Acquired Assets for Buyer following the consummation of the Transactions. Each Seller Party also acknowledges that the limitations of time, geography and scope of activity agreed to in this Section 8.3 are reasonable because, among other things, (1) both they and Buyer are engaged in a highly competitive industry, (2) Seller and Shareholders have unique access to the trade secrets and know-how, including the plans and strategy (and, in particular, the competitive strategy) of the Business, (3) this Section 8.3 provides no more protection than is necessary to protect Buyer’s interests in the goodwill, trade secrets, and Confidential Information related to the Acquired Assets and the Business, and (4) each Seller Party is receiving significant consideration in connection with the

Transactions. Notwithstanding anything to the contrary in any Transaction Document, the restrictions in Section 8.3 shall be separate from and in addition to any other restrictions on the Shareholders in their capacities as employees or equityholders of Buyer or its Affiliates following the Closing. The Parties agree that the Losses that will be suffered by Buyer by reason of Seller or a Shareholder’s failure to observe any of their respective obligations under this Section 8.3 cannot be measured solely in money. Without limiting any other remedies that may be available to Buyer, each Seller Party hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action and agrees (and agrees to stipulate in any action) that Buyer shall not be required to prove the inadequacy of monetary damages and (to the extent permitted by Law) shall not be required to post a bond. Each Seller Party also acknowledges that the remedies afforded to Buyer pursuant to this Section 8.3 are not exclusive, nor shall they preclude Buyer from seeking or receiving any other relief, including without limitation, any form of monetary relief or other equitable relief.

8.4 Taxes.

(a) Seller and Shareholders agree that Seller will be Liable for and will pay all Taxes (whether assessed or unassessed) applicable to the Business and the Acquired Assets, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date, and will, for all periods ending on or prior to the Closing Date, remain Liable for and will timely pay all Taxes of Seller. Buyer will be Liable for and will pay all Taxes (whether assessed or unassessed) applicable to the Business and the Acquired Assets, in each case attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this Section 8.4, any period beginning before and ending after the Closing Date will be treated as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date.

(b) Except as otherwise agreed to by the parties and as provided in the next sentence, whenever it is necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after the Closing Date shall be determined by assuming that the taxable year or period ended at the Effective Time. With respect to any period beginning on or prior to and ending after the Closing Date (“Straddle Period”), Seller shall be liable for and pay any real, personal and intangible ad valorem Taxes (“Property Taxes”) equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on or prior to the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and Purchaser shall be liable for and pay any other Property Taxes.

(c) Buyer and Seller shall cooperate in preparing, executing and filing sales, use, real estate, transfer and similar Tax Returns relating to the purchase and sale of the Assets, and also shall cooperate to minimize or avoid any transfer Taxes that might be imposed to the extent permitted by applicable Law (such as, for example and not by way of limitation, Buyer providing Seller with a copy of Buyer’s resale certificate, or such other instruments as will relieve Buyer or Seller from liability for any transfer Tax). Buyer and Seller shall each pay one-half of all such transfer Taxes incurred in connection with the purchase and sale of the Assets. In connection therewith, Seller shall deliver to Buyer a certified or official bank check made payable to the appropriate Governmental Authority for its share of such Taxes prior to the due date thereof. Within sixty (60) days of Closing, Seller and Buyer shall jointly prepare, execute and deliver an agreement between them regarding allocation of Purchase Price pursuant to Section 3.5 hereof (and any other consideration required to be taken into account for purposes of determining the amounts of such Taxes) with respect to Acquired Assets subject to such Taxes.

(d) Seller and Shareholders, on the one hand, and Buyer, on the other hand, will provide reimbursement for any Tax paid by one Party all or a portion of which is the responsibility of the other Party in accordance with the terms of this Section 8.4. Within a reasonable time prior to the payment of any said Tax, the Party paying such Tax will give notice to the other Party of the Tax payable and the portion which is the Liability of each Party, although failure to do so will not relieve the other Party from its Liability hereunder.

(e) After the Closing Date, each of Seller and Buyer shall:

(i) Make available to the other and to any Taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Assets or income therefrom, the Liabilities or payments in respect thereof;

(ii) Provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request) or Tax assessments with respect to the Assets or income therefrom, the Liabilities or payments in respect thereof, for taxable periods for which the other may have a liability under this Section 8.4;

(iii) The Party requesting assistance or cooperation shall bear the other Party’s reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third party service providers; and

(iv) Otherwise be responsible for all of their own transaction related Taxes consequences including any Tax recharacterizations that affect them or their respective Affiliates as a result of the consummation of the transactions contemplated by this Agreement.

8.5 Employees.

(a) Prior to the Closing, Seller shall provide Buyer with full access to those facilities and personnel records, to the extent permitted by Law, as necessary to prepare for and conduct employment interviews with the Business Employees, shall permit Buyer to contact and make arrangements with the Business Employees regarding prospective employment with Buyer after the Closing and shall not discourage in any way any such employees from consulting with Buyer or becoming associated with Buyer after the Closing. Seller, Shareholders and their Affiliates shall cooperate with Buyer to assist Buyer in identifying and communication with Business Employees who are necessary or desirable for Buyer’s operations or otherwise for the operation of the Business. Buyer shall make offers of employment to all qualified Business Employees, subject to Buyer’s normal screening processes.

(b) Except for the Employment Agreements, Buyer’s offer of employment to any Business Employee (i) shall not constitute any Contract (expressed or implied) on the part of

Buyer or its Affiliates to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may (in its sole discretion) establish pursuant to individual offers of employment, and (ii) is “at will.” Nothing in this Agreement will be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Employees at any time or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees; provided, however, that until the Earnout Floor is reached, Buyer shall not change the material terms of the employment of any Hired Employee in effect prior to Closing without the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed, except no consent shall be required if such change (i) is necessary to comply with applicable Law, or (ii) is made following three consecutive months of Division losses; provided that the first 90 days following Closing shall not count with respect to such three consecutive months.

(c) Buyer will provide compensation and benefits to the Hired Employees after the Closing in accordance with Schedule 8.5(c). To the extent permitted by applicable law and Buyer’s employee benefit plans, Buyer will arrange for the Hired Employees to receive full credit for their prior service with Seller for purposes of eligibility, vesting, and deductibles and out-of-pocket maximums in Buyer’s employee benefit programs, and for all waiting periods and pre-existing conditions with respect thereto to be waived.

(d) After the Closing Date, Seller shall be responsible for providing continuation coverage under Seller’s group health plan(s) as required under COBRA to any “M&A qualified beneficiary” that experiences a “qualifying event” prior to or in connection with the Transactions contemplated by this Agreement, for at least the maximum period that continuation coverage may be available to the M&A qualified beneficiary. For purposes of this Section 8.5, the terms “M&A qualified beneficiary” and “qualifying event” shall have the same meanings ascribed to such terms under Treasury Regulations §54.4980B-9, Q&A-4 and §54.4980B-4, Q&A-1, respectively.

(e) Pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 96–60, 1996–2 C.B. 399, as amended and expanded by Rev. Proc. 2004–53, IRS 2004–34 (August 18, 2004), (i) Seller and Buyer shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W–2 with respect to any Hired Employees, and (iii) Buyer will undertake to file (or cause to be filed) a Form W–2 for each such Hired Employee only with respect to the portion of the year during which such Hired Employee is employed by Buyer that includes the Closing Date, excluding the portion of such year that such Hired Employee was employed by Seller.

(f) Seller shall pay prior to or at the Closing to each Hired Employee (it being agreed that Buyer shall have no responsibility therefor), any payments due to such employees, including (i) all paid time off, sick time or vacation time that has accrued through the earlier of the applicable termination date or Closing Date, other than the Transferred PTO; (ii) all wages, commissions and other remuneration due to Hired Employees (including pursuant to any Applicable Requirement, and in connection with or due with respect to any Mortgage Loan) with respect to their services as employees of Seller through the earlier of the applicable termination date or the Closing Date, including pro rata bonus payments and payments from Seller’s Benefits Plans as if all benefits were fully vested and due; (iii) all severance payments due to the Hired

Employee or other Liability which arises from the termination of the Hired Employees; and (iv) any and all payments due to a Hired Employee as required under any other Law. Seller shall be required to make the payments described in this Section 8.5(f) in accordance with Applicable Requirements. Seller acknowledges and agrees that Seller will be Liable for any claims made, incurred or accrued by Hired Employees and their beneficiaries prior to the termination of employment with Seller under any Benefit Plan covering Business Employees. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(g) Buyer will not have any Liability, whether to Business Employees, former employees of Seller, their beneficiaries or any other Person, with respect to any Benefit Plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA continuation coverage) maintained by Seller.

(h) Seller shall not, directly or indirectly, before or after the Closing, take any action that is intended, or which would reasonably be expected to have the effect, of limiting, prohibiting, impairing or otherwise preventing any Hired Employee from soliciting or originating loans or other related products from or for any consumer or on behalf of Buyer. Following the Closing and so long as a Hired Employee remains an employee of Buyer or any Affiliate thereof, Seller shall not take any action or exercise any rights or remedies that relates to or arises from such Hired Employee’s prior employment with Seller without first consulting Buyer and receiving Buyer’s written permission to take such action or exercise such rights or remedies, which permission shall not be unreasonably withheld, delayed or limited.

(i) Nothing herein is intended to, and shall not be construed to, create any Third Party beneficiary rights of any kind or nature, including the right of any Business Employee, Hired Employee or other individual to seek to enforce any right to compensation, benefits, or any other right or privilege of employment with Buyer. Nothing herein is intended to constitute the adoption of, or an amendment to, any Benefit Plan that is sponsored or maintained by Seller or Buyer, or any of their respective Affiliates.

8.6 Transition.

(a) From and after the date hereof, upon request, Seller and Shareholders will, as expeditiously as possible, provide Buyer with any financial information and assistance as Buyer may reasonably request regarding Seller’s operations prior to the Closing Date for Buyer’s financial reporting, legal, tax or regulatory purposes, including, without limitation, if Buyer plans to file a registration statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission with respect to an initial public offering of its common equity under the Securities Act of 1933, then (i) with respect to periods ending on or prior to the Closing Date, preparing (or cooperating with Buyer to prepare) such separate audited and unaudited historical financial statements for the Business and related pro forma financial information (and financial information derived therefrom) as may be required to be included in the Registration Statement, (ii) with respect to any audited financial statements for the Business that are required to be included in the Registration Statement, obtaining the consent of the applicable independent registered public accounting firm for the use of such firm’s audit report in the Registration Statement and (iii) coordinating with any such accounting firm to provide any comfort letter which may be requested by the underwriters of the initial public offering with respect to the financial statements of the Business and related pro forma financial information (and financial information derived therefrom) that may be included in the Registration Statement. Any fees or expenses incurred by Seller and Shareholders in connection with the foregoing shall be paid by Buyer; provided, however, that Buyer shall not be responsible for the payment of any fees or expenses incurred in connection with Seller’s audit for the fiscal year ending December 31, 2014. Buyer shall not make any claims against Seller and Shareholders with respect to any erroneous data or information provided pursuant to this Section 8.6(a), unless Seller or the Shareholders have made such error intentionally, knowingly or willfully.

(b) Seller will refer to Buyer all inquiries relating to the Business, but if requested will exercise Reasonable Efforts to assist Buyer in responding to all customer complaints relating to the conduct of the Business pertaining to the period prior to the Closing Date.

(c) None of Seller, Shareholders or any Representatives of Seller or Shareholders shall take any action (including any disparagement of the Business or Buyer) that would tend to diminish the value of the Acquired Assets after the Closing or that would interfere with the Business. From time to time, Seller will give any notices to Third Parties with respect to the Business that Buyer may reasonably request.

(d) Seller irrevocably authorizes Buyer after the Closing to receive and open all mail and other communications received by Buyer and relating to the Business or the Acquired Assets and addressed or directed to Seller and to act with respect to such communications in such manner as Buyer may elect, and to endorse and cash any checks or instruments payable or endorsed to Seller or its order which are received by Buyer and which (i) relate to the Acquired Assets but (ii) are not Excluded Assets. Seller will promptly deliver to Buyer the original of any mail or other communication received by Seller after the Closing that relates to the Business, the Acquired Assets or the Assumed Liabilities. In addition, in the event that any payment on assets included in the Acquired Assets is received by Seller after the Closing Date, Seller will hold such amounts received as trustee for, and remit such amounts to, Buyer by wire transfer of immediately available funds as soon as practicable (and in any event within five (5) Business Days following receipt thereof).

(e) From and after the date hereof, Seller and Shareholders will provide Buyer with any financial information and assistance as Buyer may reasonably request regarding Seller’s operations prior to the Closing Date for Buyer’s financial reporting, legal, tax or regulatory purposes.

8.7 Seller’s Operations After Closing.

(a) Seller will timely satisfy all Excluded Liabilities if and when due, including paying all Actual Seller-Owed Commissions to the applicable Business Employee. Seller shall maintain (i) cash reserves established in accordance with GAAP and applicable Law, in an amount that is consistent with its historical liability reserve methodology, and which is adequate to satisfy its post-Closing obligations in accordance with applicable Law and which in any case shall not be less than $1,000,000 until the third anniversary of the Closing Date, and (ii) $5,000,000 in tangible assets (which may include cash, accounts receivable and mortgage loans held for investment), in addition to the cash reserves set forth in subsection (i) of this Section 8.7(a), until the date that is 8 months following the Closing Date.

(b) Seller shall not conduct business after the Closing Date except to (1) liquidate Seller’s Loans in Inventory, (2) repay its warehouse lines of credit (3) liquidate its cash assets and distribute the proceeds via dividend to Shareholders (4) otherwise wind down the operations of Seller (the “Wind Down”); provided, however, that (i) Seller shall exercise Reasonable Efforts to perform the Wind Down in a manner that minimizes successor liability issues, and (ii) Seller shall use Reasonable Efforts to complete the Wind Down as soon as reasonably practicable.

(c) From and after the Closing, (i) Seller shall not use the name “Mortgage Master” or any variant thereof as part of its name or business or in any other respect except in connection with the Wind Down, and (ii) Seller may not sell, assign, license or transfer such names or any variant thereof or any associated trademarks. At or after the Closing, Seller shall take all such action as Buyer may reasonably request to transfer the name “Mortgage Master” or any variant thereof to Buyer. No later than the close of business on the first Business Day after the Closing Date, Seller shall (1) file with the Commonwealth of Massachusetts and each state where it is qualified to do business a separate Certificate of Amendment (or equivalent document under applicable Law) to remove the name “Mortgage Master” from its name, which Certificate of Amendment (or equivalent) shall be in form and substance reasonably acceptable to Buyer and (2) withdraw all fictitious business names or dbas for “Mortgage Master” or any variant thereof.

(d) Seller shall use Reasonable Efforts to surrender or otherwise relinquish all of its Licenses and fidelity bonds as soon as practicable after the Closing Date, but in no event later than completion of the Wind Down. Prior to Closing, Seller shall obtain, and post-Closing Seller shall maintain, tail insurance policies for each of its existing insurance policies, in form and substance reasonably acceptable to both parties.

(e) Until the date that is 36 months following the Closing Date, Shareholders shall not, without the prior written consent of Buyer, sell, transfer or otherwise dispose of any shares of the capital stock of Seller (other than pursuant to a will or the laws of intestate succession).

(f) For a period of 36 months following the Closing Date or such shorter period if required under Massachusetts law, Seller shall keep in full force and effect its existence, rights and franchises as a corporation under the laws of its state of incorporation, and shall obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and Enforceability of this Agreement, and to enable it to perform its duties under this Agreement.

(g) Neither Seller nor Shareholders shall (i) apply for, consent to, or acquiesce in the appointment of a trustee, receiver or other custodian for Seller or Shareholders or any property thereof, or make a general assignment for the benefit of creditors, or, in the absence of such application, consent or acquiescence, take any action to authorize, or in furtherance of, consenting to a trustee, receiver or other custodian being appointed for Seller or Shareholders or any property thereof, (ii) commence any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency Law, or any dissolution or liquidation proceeding (other than the Wind Down), or (iii) take any action to authorize, or in furtherance of, any of the foregoing.

(h) Seller shall obtain insurance tail policies that shall together insure liability relating to all business conducted by Seller prior to the Closing, in individual and aggregate amounts of no less than what is currently held by Seller. Seller shall cause Buyer to be added as an additional insured and third party loss payee on such policies. Seller shall pay at least one-half of all costs necessary to obtain and maintain such policies for a period of three (3) years with the Buyer paying the remainder, or such other amounts or tail periods as Buyer and Seller may otherwise mutually determine. For the avoidance of doubt, any portion of the premiums for such policies paid by Buyer shall not reduce Division Earnings.

8.8 New Mortgage Loan Applications; Acquired Seller Pipeline Loans and Services Agreement.

(a) The Parties agree that any loan applications submitted to the branch offices of the Business, or arising out of the Acquired Assets or the Business, in each case after the Closing Date shall be the sole property of Buyer.

(b) While Buyer will assume the Acquired Seller Pipeline Loans, Seller understands and acknowledges that Buyer will review and evaluate each Acquired Seller Pipeline Loan in the exercise of Buyer’s sole discretion and in a manner that Buyer determines to be consistent with the policies and procedures of Buyer (as in effect from time to time) and applicable Law. Seller further understands and agrees that Buyer shall have no obligation to originate, underwrite, approve, fund or close any particular Acquired Seller Pipeline Loan. Each Acquired Seller Pipeline Loan may be re-processed and re-underwritten by Buyer using its guidelines. Seller shall cooperate fully with Buyer to allow Buyer to fund any Acquired Seller Pipeline Loans (existing at the Closing or thereafter) that Buyer determines.

(c) The Parties will cooperate with each other to provide any notices, and to obtain any Consents, as may be necessary under applicable Law (including the provisions of the Gramm-Leach-Bliley Act of 1999 relating to the confidentiality of non-public information of a loan applicant and the Fair Credit Reporting Act (“FCRA”) relating to the sharing or transfer of information of a loan applicant contained in a consumer report, as that term is defined under FCRA) in order to transfer and assign the Acquired Seller Pipeline Loans and the related Loan Files to Buyer in the manner contemplated by this Agreement and in accordance with the then existing policies and procedures of Buyer related thereto and applicable Law.

(d) To the extent that Buyer deems it necessary to permit it to comply with the Home Mortgage Disclosure Act, as amended, with respect to the Business, Seller shall deliver to Buyer at Buyer’s request, any reports under the Home Mortgage Disclosure Act, as amended, and any underlying data with respect thereto (so long as permitted under Law) as soon as reasonably practicable, but in any event within twenty (20) days of the filing thereof.

(e) Buyer and Seller shall notify each applicant under the Acquired Seller Pipeline Loans of the transfer and assignment of the Acquired Seller Pipeline Loans in accordance with applicable Laws. As promptly as reasonably practicable after the Closing Date or at such other times as may be required by applicable Law, Buyer and Seller shall jointly notify the appropriate casualty and title insurance companies and agents, escrow companies, credit reporting agencies, appraisers and other service providers that the Acquired Seller Pipeline Loans have been transferred, and instruct such entities to deliver all payments, notices, insurance statements and reports to Buyer after the Closing Date.

8.9 Nonassignable Assets. Nothing in this Agreement nor the consummation of the Transactions shall be construed as an attempt or agreement to assign any Acquired Asset, including any Assumed Contract, certificate, approval, authorization or other right included in the Acquired Assets, which by its terms or by Law is not assignable without Consent (“Nonassignable Assets”) unless and until such Consent has been obtained. Seller shall, and shall cause its Affiliates to, use its Reasonable Efforts to obtain at the earliest practical date all Consents required to consummate the Transactions. To the extent permitted by applicable Law, in the event Consents cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller or the applicable Affiliate of Seller in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in Seller’s or such Affiliate’s name and all benefits and obligations existing thereunder shall be for Buyer’s account, but subject, as applicable, to the last sentence of Section 3.6(b). Seller shall take or cause to be taken at Buyer’s expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Affiliate of Seller shall promptly pay over to Buyer all money or other consideration received by it after the Closing Date in respect of all Nonassignable Assets (subject, as to all the foregoing, as applicable, to the last sentence of Section 3.6(b)). As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Buyer, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Buyer’s expense, to perform all of the obligations and receive all of the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Buyer its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto.

8.10 Post-Closing Access. For a period of seven (7) years following the Closing Date, upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of Seller and Shareholders shall afford to the Representatives of Buyer reasonable access during normal business hours to all of its properties, books, contracts, commitments, and records directly related to the Business; provided, however, that the right of access granted to Buyer pursuant to this Section 8.10 shall be exercised only for the purpose of ascertaining whether Seller and Shareholders are in compliance with the covenants contained herein. Buyer shall, and shall cause its Representatives to, use Reasonable Efforts to prevent such access and inspection from interfering with the business operations of Seller. Neither Seller nor Shareholders shall be obligated to provide access or disclose information where such access or disclosure would violate any applicable Law. Seller and Shareholders will cooperate with Buyer and its Representatives in the contest or defense of, and make available its personnel and provide any testimony and access to Seller’s books and records in connection with, any Action involving or relating to (a) any Transaction or (b) any action, activity, circumstance, condition, conduct,

Event, failure to act, incident, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or the Business. This Section shall not apply to Action in which the Buyer, on the one hand, and any or all of the Seller and Shareholders, on the other hand, are adverse.

8.11 Shareholder Agreements and Obligations.

(a) Shareholders agree to be jointly and severally liable for the prompt and complete performance of Seller’s obligations under this Agreement, including its indemnification obligations under Article 11, as if Shareholders had delivered or made the same representations, warranties, covenants and agreements that Seller has delivered or made hereunder, on a joint and several basis.

(b) Shareholders’ obligations hereunder are unconditional irrespective of any circumstances which might otherwise constitute, by operation of Law, a discharge of a guarantor and it shall not be necessary for Buyer to institute, pursue or exhaust any remedies or causes of action against Seller or any other Person as a condition to the obligations of Shareholders hereunder.

8.12 Transferred Cash Deficiency. In the event the Transferred Cash received by Buyer at Closing is less than $7,000,000, then Seller shall, as soon as reasonably practicable within 30 days following Closing, or, if Seller’s lenders require Seller to retain such amount beyond that date, on the date Seller may transfer such amount without violating such requirements, transfer to Buyer an amount equal to such difference by bank wire transfer of immediately available funds to an account designated in writing by Buyer. The amount transferred shall be included in the Book Value Amount effective as of the date of such transfer.

ARTICLE 9 CLOSING CONDITIONS

9.1 Conditions Precedent to Obligations of Buyer. Buyer’s obligation to consummate the purchase of the Acquired Assets and the other transactions contemplated hereby are subject to the satisfaction of each condition precedent listed below (any or all of which may be waived by Buyer).

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in Article 6 qualified as to materiality (including by Material Adverse Effect) shall be true and complete, and those representations and warranties not so qualified shall be true and complete in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and complete, and those not so qualified shall be true and complete in all material respects, on and as of such earlier date); provided, that the Seller Specified Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date. For the avoidance of doubt, the materiality qualifiers set forth in this Section 9.1(a) shall not be deemed to qualify the representations and warranties of Seller for purposes of the indemnification provisions hereof and Buyer’s consummation of the transactions contemplated hereby shall not affect Seller’s indemnity obligations hereunder.

(b) Compliance with Obligations. Seller, Principals and Shareholders each must have performed and complied in all material respects with all of the covenants to be performed or complied with at or prior to Closing. Seller, Principals and Shareholders must have used commercially reasonable efforts to obtain and deliver all items from Third Parties set forth in Section 4.2(a) and must have delivered all other items set forth in Sections 4.2(a) and (c).

(c) No Material Adverse Change. Since the date hereof, no Material Adverse Change shall have occurred.

(d) Governmental Consents. The Parties shall have obtained the consents to the Transactions required by a Governmental Authority as set forth on Schedule 9.1(d). Buyer and Seller shall each pay one-half of all costs that may not be directly attributable to either Party and that are necessary to obtain any consents set forth on Schedule 9.1(d); any such costs that may be directly attributable to either Party shall be paid by such Party.

(e) Consents. Each material Consent identified in Schedule 9.1(e) shall have been obtained in a form reasonably acceptable to Buyer and shall be in full force and effect.

(f) Release of Encumbrances. There must have been received by Seller and Buyer written releases of all Encumbrances (other than Permitted Encumbrances) on the Acquired Assets, in form and substance reasonably satisfactory to Buyer.

(g) Certificate of Shareholders and Seller. The Shareholders shall have delivered to Buyer a certificate, which shall be co-signed by Seller’s Chief Financial Officer, certifying that the conditions set forth in Sections 9.1(a) through (j) have been satisfied.

(h) No Adverse Litigation or Order. There must not be pending or, to Seller’s Knowledge, threatened, any Action by or before any Governmental Authority, arbitrator, or mediator which questions the validity of, seeks to restrain, prohibit, invalidate, or collect material damages arising out of, the Transactions. There must not be issued and in effect any Law or Order directly or indirectly restraining or prohibiting the Transactions or imposing any material conditions or limitations on the ability of Buyer to exercise its full rights under this Agreement.

(i) Key Personnel, Loan Officers. (i) The Business Employees listed in Schedule 9.1(i) shall have accepted employment with Buyer, (ii) at least 90% of the Business Employees comprising production staff and management (regional managers, general managers, managers and mortgage originators) who were offered employment with Buyer shall have accepted employment with Buyer on substantially similar terms as such employees were employed under with Seller, and (iii) those loan officers who originated no less than 90% of the volume of Mortgage Loans originated and funded by Seller for the completed six (6) months immediately preceding the date first set forth above who were offered employment with Buyer shall have accepted offers of employment with Buyer on substantially similar terms as such employees were employed under with Seller.

(j) Licensing. Each License identified in Schedule 9.1(j) shall have been obtained in a form reasonably acceptable to Buyer and shall be in full force and effect. For purposes of this Section 9.1(j), a License shall be considered to have been “obtained” and “be in full force and effect” if a Governmental Authority has advised counsel for Buyer that a License has been or will be approved and will be issued subsequent to Seller’s surrender of a corresponding license, which surrender shall occur as of the Closing. Schedule 9.1(j) reflects the necessary branch office licenses to be obtained (as defined herein) by Closing, and which represent not less than 90% of Seller’s Mortgage Loan volume for the six (6) months immediately preceding the date first set forth above. Buyer shall pay reasonable filing fees and bear the administrative expenses necessary to obtain any License identified in Schedule 9.1(j).

9.2 Conditions Precedent to Obligations of the Seller Parties. The Seller Parties’ obligation to consummate the sale of the Acquired Assets and the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction of each condition precedent listed below (any or all of which may be waived by Seller in whole or in part).

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in Article 5 qualified as to materiality (including Material Adverse Effect) shall be true and correct, and those representations and warranties not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, that the Buyer Specified Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date. For the avoidance of doubt, the materiality qualifiers set forth in this Section 9.2(a) shall not be deemed to qualify the representations and warranties of Buyer for purposes of the indemnification provisions hereof and Seller’s consummation of the transactions contemplated hereby shall not affect Buyer’s indemnity obligations hereunder.

(b) Compliance with Obligations. Buyer must have performed and complied with all its covenants and obligations required by this Agreement to be performed or complied with at or prior to Closing. Buyer must have used commercially reasonable efforts to obtain and deliver all items set forth in Sections 4.2(b) and (d).

(c) No Adverse Litigation or Order. There must not be pending or threatened any Action by or before any Governmental Authority, arbitrator, or mediator which questions the validity of, seeks to restrain, prohibit, invalidate, or collect damages arising out of, the Transactions. There must not be issued and in effect any Law or Order directly or indirectly restraining or prohibiting the Transactions or imposing any material conditions or limitations on the ability of Seller and Shareholders to exercise its or his full rights under this Agreement.

(d) Governmental Consents. The Parties shall have obtained the consents to the Transactions required by a Governmental Authority as set forth on Schedule 9.1(d).

(e) No Material Adverse Change. Since the date hereof, no Material Adverse Change with respect to Buyer shall have occurred.

(f) Licensing. Each License identified in Schedule 9.1(j) shall have been obtained in a form reasonably acceptable to Buyer and shall be in full force and effect. For purposes of this Section 9.2(f), a License shall be considered to have been “obtained” and “be in full force and effect” if a Governmental Authority has advised counsel for Buyer that a License has been or will be approved and will be issued subsequent to Seller’s surrender of a corresponding license, which surrender shall occur as of the Closing. Schedule 9.1(j) reflects the necessary branch office licenses to be obtained (as defined herein) by Closing, and which represent not less than 90% of Seller’s Mortgage Loan volume for the six (6) months immediately preceding the date first set forth above.

ARTICLE 10 TERMINATION

10.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b) Either Buyer or Seller may terminate this Agreement upon delivery of notice if the Closing has not occurred prior to January 31, 2015; provided, that if the sole failure to close is due to the failure to receive the Consents required under Sections 9.1(d) or 9.2(d) then either Seller or Buyer may (by notice delivered to the other on or prior to January 31, 2015) extend the date set forth in this subclause (b) by up to an additional ninety (90) days and provided, further, that no Party may terminate this Agreement under this subclause (b) if (i) such Party is in material breach of this Agreement at any time during such ninety (90) day period or (ii) the failure to consummate the Closing by such date shall be due to the failure of the Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement.

(c) Buyer, if it is not in material breach of its obligations under this Agreement, may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any breach), and, if reasonably capable of being cured, Seller shall not have cured such breach within fifteen (15) days following written notice from Buyer.

(d) Seller, if it is not in material breach of its obligations under this Agreement, may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any breach), and, if reasonably capable of being cured, Buyer shall not have cured such breach within fifteen (15) days following written notice from Seller.

10.2 Effect of Termination. Except for Section 8.2, Article 10, Article 11 and Article 12, if this Agreement is terminated under Section 10.1, then, except as provided in this Section 10.2, all further obligations of the Parties under this Agreement will terminate. If this Agreement is terminated because of a breach of this Agreement by the non-terminating Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the non-terminating Party’s failure to comply with its obligations under this Agreement, then the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired. Each Party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.

ARTICLE 11 INDEMNIFICATION

11.1 Survival.

(a) The representations and warranties of Seller and Shareholders contained in this Agreement shall survive for 36 months following the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 6.1 (Organization, Authority; Enforceability), 6.2 (Capitalization), 6.4 (No Finders), 6.12 (Acquired Assets), and 6.20 (Solvency; Ability to Pay Debts) shall survive the Closing Date indefinitely, and (ii) the representations and warranties contained in Sections 6.17 (Tax), and 6.19 (Employee Benefit Plans; ERISA) shall survive the Closing Date until the sixtieth (60th) day after the expiration of the applicable statute of limitations (the representations and warranties set forth in clauses (i) and (ii) of this Section 11.1(a) shall be referred to herein as the “Seller Specified Representations”). The representations and warranties of Buyer contained in this Agreement shall survive for 36 months following the Closing Date; provided, however, that the representations and warranties contained in Sections 5.1 (Organization, Authority; Enforceability), 5.3 (No Finders) and 5.6 (Solvency; Ability to Pay Debts) shall survive the Closing Date indefinitely (such representations and warranties, the “Buyer Specified Representations”). The covenants and other agreements of the Parties contained herein shall survive the Closing Date until they are otherwise terminated by their terms. Any claims based on fraud, criminal misconduct, intentional or willful misrepresentation or intentional or willful breach of this Agreement shall survive indefinitely, provided however that any Losses that are the subject of such a claim that is made after the Survival Period expires shall be indemnifiable only if the circumstances set forth in such claim are actually found to constitute fraud, criminal misconduct, intentional or willful misrepresentation or intentional or willful breach of this Agreement. The period from the Closing Date until the date upon which any representation or warranty contained herein terminates if any, is referred to herein as the “Survival Period” for such representation or warranty. The Parties specifically and unambiguously intend that the Survival Periods that are set forth in this Section 11.1(a) for the representations and warranties contained herein (unless otherwise provided herein) shall replace any statute of limitations for such representations or warranties that would otherwise be applicable (including the statute of limitations prescribed by the law of the State of New York). For the avoidance of doubt, the Survival Periods shall not affect any causes of action other than for breach of representations and warranties, and shall affect only Indemnified Persons (as defined below).

(b) Indemnified Persons shall not be entitled to make any claim in respect of any representation or warranty after the expiration of its applicable Survival Period, except that any good faith claim initiated by an Indemnified Person prior to the expiration of the applicable Survival Period that sets forth a reasonable basis for such indemnification claim shall survive with respect to such Losses until it is settled or resolved pursuant to this Agreement.

11.2 Indemnification and Reimbursement by Seller and Shareholders.

(a) Subject to the limitations and qualifications set forth herein, Seller and Shareholders jointly and severally will indemnify and hold harmless Buyer, its Representatives, shareholders and Affiliates (collectively, the “Buyer Indemnified Persons”), and will reimburse Buyer Indemnified Persons for any Losses, arising from, related to or in connection with:

(i) any inaccuracy in or any breach of any representation or warranty of Seller or any Shareholder contained in this Agreement, other than the Seller Specified Representations;

(ii) any inaccuracy in or any breach of any Seller Specified Representation;

(iii) any breach of any covenant or agreement of Seller or any Shareholder contained in this Agreement;

(iv) any Excluded Liability; and

(v) (A) all Taxes for the Pre-Closing Tax Period and (B) all Liabilities of Seller for Taxes set forth in Section 8.4 (the preceding Sections 11.2(a)(ii) through (v), collectively, the “Dollar 1 Matters”).

(b) Notwithstanding Section 11.2(a)(i):

(i) Seller and Shareholders shall only be obligated to indemnify Buyer Indemnified Persons under Section 11.2(a)(i) if the aggregate amount of Losses claimed under Section 11.2(a)(i) exceeds $250,000 (the “Basket Amount”), but if the aggregate of all Losses of Buyer Indemnified Persons arising under this Agreement exceed the Basket Amount, then Seller shall be obligated to indemnify Buyer Indemnified Persons for any Losses suffered by Buyer Indemnified Persons in excess of $125,000; and

(ii) the maximum aggregate indemnification obligation of Seller and Shareholders under Section 11.2(a)(i) shall be Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Initial Cap”); provided, however, that:

(A) if the Losses under Section 11.2(a)(i) exceed the Initial Cap and the Earnout Amount exceeds the Earnout Floor, then Seller and Shareholders shall jointly and severally indemnify Buyer Indemnified Persons for 50% of all Losses under Section 11.2(a)(i) in excess of the Initial Cap, up to an amount (the “Second Cap”) equal to the aggregate Earnout Amounts minus the Earnout Floor; provided, that, for the avoidance of doubt, if on any particular date such 50% of Losses cannot be recovered against Seller or the Shareholders due to the size of the Second Cap as of such date (or the fact that there may not be a Second Cap on such date), but on a future date(s) the Second Cap increases (or becomes available), then such unrecovered 50% of Losses can be recovered to the extent of the Second Cap then in effect as of such future date(s); and

(B) if (X) the actual Loan Loss history of Seller since January 1, 2010 exceeds the stated Loan Loss history set forth on Schedule Loss History by more than 200% or (Y) the actual fines that Seller or any of its owners, Affiliates or, while employed by Seller, directors or officers, has been subject to since January 1, 2010 exceeds the stated fine history set forth on Schedule Loss History by more than 200%, then the maximum aggregate indemnification obligation of Seller and Shareholders for breaches of Sections 6.9 and 6.10 shall be capped at the Purchase Price. “Loan Loss” means indemnification payments made to and repurchases from Fannie Mae, Freddie Mac, Ginnie Mae, HUD and private investors. For the avoidance of doubt, “Loan Loss” shall not include early payoff penalties or early payment defaults.

(iii) For the avoidance of doubt, the Initial Cap, Second Cap, Basket Amount and 50% sharing limitations do not apply to, and Seller and Shareholders shall indemnify Buyer Indemnified Persons without limitation with respect to, the Dollar 1 Matters or to claims based on fraud, criminal misconduct, intentional or willful misrepresentation or intentional or willful breach of this Agreement.

11.3 Indemnification and Reimbursement by Buyer.

(a) Subject to the limitations and qualifications set forth herein, Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Losses arising from or in connection with:

(i) any inaccuracy in or any breach of any representation or warranty of Buyer contained herein other than Buyer Specified Representations;

(ii) any inaccuracy in or any breach of any Buyer Specified Representation;

(iii) any breach of any covenant or agreement of Buyer contained herein; and

(iv) the Assumed Liabilities.

(b) Notwithstanding Section 11.3(a)(i):

(i) Buyer shall only be obligated to indemnify Seller and Shareholders under Section 11.3(a)(i) if the aggregate amount of Losses claimed under Section 11.3(a)(i) exceeds the Basket Amount, but if the aggregate of all Losses of Seller and Shareholders arising under this Agreement exceed the Basket Amount, then Buyer shall be obligated to indemnify Seller and Shareholders for any Losses suffered by Seller and Shareholders in excess of $125,000; and

(ii) the maximum aggregate indemnification obligation of Buyer under Section 11.3(a)(i) shall be an amount equal to the Initial Cap; provided, however, that if the Losses under Section 11.3(a)(i) exceed the Initial Cap and the Earnout Amount exceeds the Earnout Floor, then Buyer shall indemnify Seller for 50% of all Losses under Section 11.3(a)(i) in excess of the Initial Cap, up to the Second Cap.

(iii) For the avoidance of doubt, the Initial Cap, Second Cap, Basket Amount and 50% sharing limitations do not apply to, and Buyer shall indemnify Seller without limitation with respect to, Sections 11.3(a)(ii) through (iv) or to claims based on fraud, criminal misconduct, intentional or willful misrepresentation or intentional or willful breach of this Agreement.

11.4 Third Party Claims.

(a) Promptly after receipt by a Person entitled to indemnity under Sections 11.2 or 11.3 (an “Indemnified Person”) of notice of the assertion of a Third Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third Party Claim; provided, that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any Liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third Party Claim is actually and materially prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.4(a) of the assertion of a Third Party Claim, then the Indemnifying Person shall be entitled to participate in the defense of such Third Party Claim and, if the Indemnifying Person timely elects to assume the defense of the Third Party Claim as provided below, it may assume such defense with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case, subsequently incurred by the Indemnified Person in connection with the defense of such Third Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third Party Claim, then (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person has no, and is released from all, Liability with respect to such compromise or settlement. If notice is given to an Indemnifying Person of the assertion of any Third Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of the Indemnifying Person’s election to assume the defense of such Third Party Claim, then the Indemnifying Person will be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, the Indemnifying Person will not be entitled to assume (or retain, as applicable) control of such defense if (i) the claim for indemnification relates to or arises in connection with any criminal Action, indictment or allegation against the Indemnified Person, (ii) the Indemnified Person concludes in good faith that, in light of any actual or potential conflict of interest, it would be inappropriate for legal counsel selected by the Indemnifying Person to represent the Indemnified Person, (iii) the

Indemnified Person believes in good faith that an adverse determination with respect to the Action giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Person’s reputation or future business prospects (which “good faith” will be deemed to conclusively exist if the claim or demand is made by any state or federal governmental agency or a Third Party providing warehouse or repo facilities to Buyer or its Affiliates), (iv) the Indemnifying Person fails to vigorously and continuously prosecute or defend such claim in good faith or fails to begin such prosecution or defense in a timely manner, (v) the Indemnified Person determines in good faith that the Indemnifying Person does not have the financial wherewithal to undertake a vigorous and protracted prosecution or defense of such claim, (vi) the Third Party Claim relates to or arises in connection with a Tax which is assessed or proposed to be assessed against Buyer or any of its Affiliates or (vii) the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Person.

(d) Seller and Shareholders hereby consent to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Action or the matters alleged therein, and Seller and Shareholders agrees that process may be served on Seller and Shareholders with respect to such a claim anywhere in the world.

(e) With respect to any Third Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related Actions at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(f) With respect to any Third Party Claim subject to indemnification under this Article 11, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges of the other Party. In connection therewith, each Party agrees that: (i) it will use its Reasonable Efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Law and rules of procedure); and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

11.5 Other Claims. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought. No Person shall be liable for any claim for indemnification under Sections 11.2 or 11.3 above unless written notice specifying in reasonable detail the nature of the claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the Survival Period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of such claim only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

11.6 No Bar; Losses; Effect on Indemnity.

(a) Notwithstanding anything to the contrary contained in this Agreement, nothing in this Article 11 shall operate to bar or limit any claim arising from or based on: (i) fraud, criminal misconduct, intentional or willful misrepresentation or intentional or willful breach of any Transaction Document, or (ii) the Dollar 1 Matters.

(b) For purposes of calculating the amount of Losses incurred by a party seeking indemnification hereunder arising out of or resulting from any breach of a representation, warranty covenant or agreement contained herein (but not for purposes of determining whether such a breach has occurred), the representations, warranties, covenants and agreements contained herein shall be deemed to have been made without any qualifications as to “materiality”, “Material Adverse Effect”, “Knowledge” or other similar qualifications. All indemnification payments pursuant to this Article 11 shall be made, together with interest in the event such payment is not made when due (i.e., the date on which any good faith dispute is resolved), from the date that the Losses for which indemnification is sought were due to the date of payment, at the prime rate of Citibank, N.A., as in effect on the date of incurrence.

(c) As used herein, Losses of a Person are not limited to matters asserted by Third Parties, but include Losses incurred or sustained by such Person in the absence of claims by Third Parties.

(d) Subject to the Survival Periods, all indemnification rights hereunder shall survive the execution and delivery of the Transaction Documents and the consummation of the Transactions indefinitely, regardless of any investigation, inquiry or examination made for or on behalf of, or any Knowledge of any Buyer Indemnified Person or the acceptance by Buyer of any certificate or opinion; provided, however, that Buyer shall not be entitled to indemnification under Section 11.2(a)(i) for any items disclosed in a Disclosure Schedule.

(e) Any indemnification payments made pursuant to this Article 11 shall be treated as an adjustment to the Purchase Price unless otherwise required by applicable Law.

(f) Notwithstanding anything herein to the contrary, Shareholders’ aggregate indemnification obligations shall not exceed the total consideration actually received by the Shareholders (including by way of distributions from Seller) in connection with this Agreement less the amount of the Transferred Cash.

11.7 Set Off Rights. Notwithstanding any other provision in this Agreement, Buyer or any Affiliate thereof may in good faith withhold and set off against any amounts due to Seller, any Shareholder or any Affiliate thereof under this Agreement (including the Earnout Amounts and any amounts Buyer is obligated to indemnify pursuant to this Article 11) that amount (i) as to which Seller or any Shareholder is obligated to indemnify Buyer pursuant to this Article 11 or (ii) amounts related to the Excluded Liabilities (including, with respect to any period of time ending on or prior to the Closing Date, any licensing or other fees related to Applicable Requirements, compensation owed to Business Employees, and wage and hour compliance expenses). Buyer’s exercise of such right of set off, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement, but an unjustified set off shall bear interest at 10% from the time that the unpaid amount was due. Neither the exercise of nor the failure to exercise such right of set off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

ARTICLE 12 MISCELLANEOUS

12.1 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, of the Parties with respect to its subject matter (including, the LOI, other than the Seller Parties’ confidentiality obligations thereunder, which shall survive indefinitely) and constitutes (along with the Schedules, Exhibits and other Transaction Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

12.2 Notices. All notices, Consents and other communications required or permitted by this Agreement shall be in writing and shall be (a) delivered to the appropriate address by hand, by nationally recognized overnight service or by courier service (costs prepaid); (b) except with respect to Seller or the Shareholders, sent by facsimile or e-mail, or (c) sent by registered or certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Party):

Seller:

Mortgage Master, Inc.

c/o Mr. Leif Thomsen

25 Hale Drive

Dedham, MA 02026

Email: lthomsen@mortgagemaster.com

with a copy (which shall not constitute notice) to:

Weiner Brodsky Kider PC

1300 19th Street NW 5th Floor

Washington, DC 20036-1609

Attention: Mitchel H. Kider

Fax: (202) 628-2011

Email: kider@thewbkfirm.com

Shareholders:

Ann Thomsen

12 Stonemeadow Drive

Westwood, MA 02090

Email: justmeact@hotmail.com

Leif Thomsen

25 Hale Drive

Dedham, MA 02026

Fax: (508) 355-6182

Email: lthomsen@mortgagemaster.com

CALM Associates Trust

25 Hale Drive

Dedham, MA 02026

Fax: (508) 355-6182

Email: lthomsen@mortgagemaster.com

Seller Party Representative:

Leif Thomsen

25 Hale Drive

Dedham, MA 02026

Fax: (508) 355-6182

Email: lthomsen@mortgagemaster.com

with a copy (which shall not constitute notice) to:

Tarlow Breed Hart & Rodgers, P.C.

101 Huntington Ave.

Boston, MA 02199

Attention: Jeffrey P. Hart

Fax: (617) 261-7673

Email: jhart@tbhr-law.com

Buyer:

loanDepot.com, LLC

26642 Towne Centre Drive

Foothill Ranch, CA 92610

Attention: Anthony Hsieh

Fax: (949) 743-8326

Email: ahsieh@loandepot.com

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

333 S. Hope Street, 48th Floor

Los Angeles, CA 90071

Attention: David Sands and Will Chuchawat

Fax: (213) 620-1398

Email: dsands@smrh.com and wchuchawat@smrh.com

All notices, Consents, waivers and other communications shall be deemed to have been duly given (as applicable): if delivered by hand, when delivered by hand; if delivered by overnight service, when delivered by nationally recognized overnight service; if delivered by courier, when delivered by courier; if sent via registered or certified mail, five (5) Business Days after being deposited in the mail, postage prepaid; or if delivered by email or facsimile, when transmitted if transmitted without indication of delivery failure prior to 5:00 p.m. local time for the recipient (and if transmitted without indication of delivery failure after 5:00 p.m. local time for the recipient, then delivery will be deemed duly given at 9:00 a.m. local time for the recipient on the subsequent Business Day).

12.3 Enforcement of Agreement. Seller and Shareholders acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Seller and Shareholders could not be adequately compensated by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond, proving the inadequacy of money damages or other undertaking. Further, Seller and Shareholders hereby waive any claim or defense that there is an adequate remedy at law for such breaches or threatened breaches.

12.4 Modifications; Waiver; Remedies Cumulative. No provision of this Agreement may be amended, supplemented, waived or otherwise modified except by a written agreement mutually executed by the Parties (except for assignments as permitted hereunder). The rights and remedies of the Parties hereunder are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.

12.5 Expenses. Except as otherwise provided in this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of the Transaction Documents and the Transactions, including all fees and expenses of its Representatives. If this Agreement is terminated, the obligation of each Party to pay its own fees and expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party.

12.6 Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Transactions will be issued, if at all, at such time and in such manner as Buyer determines; provided, that the content of such announcements shall be subject to the prior approval of at least one Shareholder, which consent shall not be unreasonably delayed, withheld or postponed; provided, further, that if any Shareholder fails to timely respond to Buyer’s request for such approval, then Buyer may proceed with issuing any such announcement, press release or similar publicity to the extent Buyer in good faith believes that such issuance is required by applicable Law. Except with the prior Consent of Buyer or as permitted by this Agreement, none of Seller, Shareholders, any of their respective Affiliates or any of their respective Representatives shall disclose to any Person (a) the fact that any Confidential Information has been disclosed to Buyer or its Representatives, that any Confidential Information of Buyer has been disclosed to Seller or its Representatives or (b) any information about the Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Transactions or the related documents (including this Agreement). Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Transactions, and Buyer will have the right to be present for any such communication. Notwithstanding the foregoing, either Seller or Buyer may disclose this Agreement and the Transactions in the event such party is required to do so by law or regulation.

12.7 Assignments, Successors and No Third Party Rights. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written Consent of the other Party, except that Buyer may (a) assign any of its rights and delegate any of its obligations under this Agreement to (i) any Third Party in connection with a sale of all or substantially all of its assets, sale of its equity interests, change of control or similar transaction so long as Buyer remains liable hereunder or (ii) any Affiliate of Buyer and (b) collaterally assign its rights hereunder to any financial institution providing financing in connection with the Transactions. Any other purported assignment without written Consent of the other Party shall be void and of no effect. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the sole benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.7.

12.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic and business purposes of such invalid or unenforceable provision provided that such replacement shall not result in a material adverse impairment of the rights or obligations of any Party.

12.9 Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to its conflict of law principles. Except for those matters specifically reserved for resolution through an Accounting Arbitrator or as contemplated by Section 8.3(e), all claims, controversies or disputes arising under or in connection with this Agreement, whether sounding in contract or tort, including arbitrability and any claim that this Agreement was induced by fraud (the “Covered Claims”) shall be resolved by binding arbitration in New York, New York in accordance with the following terms and conditions:

(a) Administrator. The arbitration of all Covered Claims will be administered by the Judicial Arbitration and Mediation Service (“JAMS”) in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect.

(b) Procedural Law. Except as otherwise provided herein, the arbitration of all Covered Claims will be governed by New York procedural law (excluding local rules) as if the Covered Claims had been brought in a Supreme Court of the State of New York; provided, however, that (i) the parties waive any right to jury; (ii) there shall be no interlocutory appellate relief (such as writs) available; and (iii) discovery will be limited to matters which are directly relevant to the issues in the arbitration.

(c) Arbitrator. The arbitration shall take place in the Los Angeles office of JAMS and be conducted by a single, neutral arbitrator (“Arbitrator”), to be selected as follows: within seven (7) Business Days from service of an arbitration complaint, the Parties will either agree upon an Arbitrator or, failing such agreement, shall proceed in accordance with the then prevailing rules of JAMS regarding arbitrator selection.

(d) Emergency Relief. This Section 12.9 shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction, and each of the Parties irrevocably submits to the jurisdiction of the Supreme Court and the Federal Court, located in the City of New York, New York, in conjunction with an application for a provisional remedy.

(e) Excluded Claims. “Covered Claims” as used in this Agreement does not include compulsory or permissive cross-claims between or among the parties that arise in a legal action brought by or against a non-signatory hereto (“Non-Signatory Action”). However, a Party that has the right to assert a permissive cross-claim against another Party in a Non-Signatory Action may choose to treat that claim as a Covered Claim and assert it in accordance with the terms of this Agreement.

(f) No Class Action. The Parties shall not pursue any claims arising under this Agreement on a class or other representative basis and will not seek to coordinate or consolidate any arbitration hereunder with any other proceeding.

(g) Record and Proceedings. A full stenographic or electronic record of all proceedings in the arbitration shall be maintained, and the Arbitrator shall issue rulings, a statement of decision and a judgment as if the Arbitrator were a sitting Judge of the Supreme Court of the State of New York, with all of the powers (including with respect to remedies) vested in such a judge.

(h) Res Judicata, Collateral Estoppel and Law of the Case. A decision of the Arbitrator shall have the same force and effect with respect to collateral estoppel, res judicata and law of the case that such decision would have been entitled to if decided in a court of law, but in no event shall such a decision be used by or against a Party to this Agreement in a Non-Signatory Action.

(i) Jurisdiction/Venue/Enforcement of Award. The Parties consent and submit to the exclusive personal jurisdiction and venue of the Superior Court and the Federal District Court, located in the City of New York, New York, to confirm any arbitration award granted pursuant to this Agreement, including any award granting equitable relief, and to otherwise enforce this Agreement and carry out the intentions of the Parties to resolve all Covered Claims through arbitration. This Section 12.9 does not prevent the Parties from enforcing the award of the arbitrator in the court of any other state, to the extent permitted by law, (for example, if property that is the subject of the award is located in another state).

(j) Confidentiality. All arbitration proceedings, including, but not limited to any appellate proceedings, will be closed to the public and confidential, and all records relating thereto will be permanently sealed, except as necessary to obtain court confirmation of the judgment of the Arbitrator, and except as necessary to give effect to res judicata and collateral estoppel (e.g., in a dispute between the Parties that is not a Covered Claim), in which case all filings with any court shall be sealed to the extent permissible by the court. A Party (including such Party’s counsel or other representatives) may disclose to the media only the fact and generic nature of a Covered Claim that is being, or has been, arbitrated pursuant to this Agreement. Nothing in this Section 12.9 is intended to, or shall, preclude a Party from communicating with, or making disclosures to, its lawyers, tax advisors, auditors and insurers, as necessary and appropriate or from making such other disclosures as may be required by law.

(k) Fees and Costs. The Parties shall share equally the fees of the Arbitrator and the administrative costs of the arbitration; provided, however, that the prevailing Party in the arbitration shall be awarded such fees and costs.

12.10 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.11 Execution of Agreement. This Agreement may be executed in counterpart signature pages executed and delivered via facsimile transmission or via email with scan or email attachment. Any such counterpart executed and delivered via facsimile transmission or via email with scan or email attachment will be deemed an original for all intents and purposes, and all such counterparts shall together constitute one and the same instrument.

12.12 Construction.

(a) Each Party acknowledges that it has consulted with, or has been afforded the opportunity to consult with, counsel of its own choosing in connection with the drafting, negotiation and execution of this Agreement and that it enters into this Agreement of its own free will and as its independent act. The language used in this Agreement has been chosen by the Parties to express their mutual intent, and no rule of construction shall be applied against or in favor of either Party, and no Party shall be deemed the drafter of this Agreement, and the parties all waive any statute, principle or rule of law to the contrary.

(b) In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa and reference to any gender includes each other gender; (ii) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) the headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation; (iv) all references to “Articles,” “Sections” and “Exhibits” refer to the corresponding Articles, Sections and Exhibits of this Agreement, unless otherwise stated; (v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vi) reference to any agreement, document or instrument (including any Transaction Document) means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (vii) references to documents, instruments or agreements (including this Agreement) shall be deemed to refer as well to all addenda, exhibits, schedules, restatement, supplements or amendments thereto; (viii) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision; (ix) the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”; (x) where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner; (xi) “or” is used in the inclusive sense of “and/or”; (xii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (xiii) unless otherwise provided herein, any Consent required to be given by Buyer in this Agreement shall be given or withheld by Buyer in its sole discretion; (xiv) each provision shall be given independent effect such that a particular fact or circumstance may not be a breach of one provision but may breach another provision; (xv) references to amounts of money expressed in dollars are references to United States dollars, unless express reference is made to currency of another country; and (xvi) all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.

12.13 Disclosure Schedule. The disclosures in any section of the Disclosure Schedule, and those in any supplement thereto, relate only to the representations and warranties in the Section or paragraph of the Agreement to which such section of the Disclosure Schedule expressly relates and to any other section of the Disclosure Schedule if it is readily apparent that such disclosure applies to such other section. Subject to Section 7.1, the Disclosure Schedule may be amended or supplemented by the Seller with notice to Buyer up through and including the date immediately prior to the Closing Date.

12.14 Remedies. Except as expressly provided herein, the rights, obligations and remedies of the Parties with respect to the Transactions are solely as set forth within the four corners of this Agreement.

12.15 Seller Party Representative.

(a) The Seller Parties hereby designate Leif Thomsen to serve as the sole and exclusive representative of the Seller Parties (the “Seller Party Representative”) with respect to those provisions of this Agreement and any Transaction Document that contemplate or permit action by the Seller Party Representative; provided, however, that if Leif Thomsen at any time is unable, due to incapacity or otherwise, to serve as Seller Party Representative or resigns as Seller Party Representative, then Ann Thomsen shall serve as successor Seller Party Representative. Each successor Seller Party Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Seller Party Representative, and the term “Seller Party Representative” as used herein shall be deemed to include any successor Seller Party Representative. The appointment of the Seller Party Representative is coupled with an interest and shall be irrevocable by any Seller Party in any manner or for any reason.

(b) In addition to the other rights and authority granted to the Seller Party Representative elsewhere in this Agreement, upon and by virtue of the approval of this Agreement by the Seller Parties, the Seller Parties collectively and irrevocably constitutes and appoints the Seller Party Representative as their agent, attorney-in-fact and representative with full powers of substitution to act in the name, place and stead of such Seller Parties to act from and after the date hereof and to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement and the Transaction Documents, including: (i) execution of the documents and certificates pursuant to this Agreement and the Transaction Documents; (ii) receipt and forwarding of notices and communications pursuant to this Agreement and the Transaction Documents; (iii) administration of the provisions of this Agreement and the Transaction Documents; (iv) giving or agreeing to, on behalf of all or any of the Seller Parties, any and all consents, waivers, amendments or modifications deemed by the Seller Party Representative, in its reasonable and good faith discretion, to be necessary or appropriate under this Agreement or the Transaction Documents and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) amending this Agreement or any Transaction Documents; (vi) defending and prosecuting, and agreeing to, negotiating, entering into settlements and compromises of, matters subject to indemnification hereunder, (vii) negotiating and compromising, on behalf of each Seller Party, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other Transaction Document; (viii) engaging, and paying fees relating to, attorneys, accountants, agents or consultants on behalf of such Seller Parties in connection with this Agreement or any Transaction Document; and (ix) taking all actions necessary or appropriate in the judgment of the Seller Party Representative for the accomplishment of any of the foregoing.

(c) A decision, act, consent or instruction of the Seller Party Representative shall constitute a decision of all Seller Parties and shall be final, binding and conclusive upon each Shareholder, and Buyer may rely upon any decision, act, consent or instruction of the Seller Party Representative as being the decision, act, consent or instruction of each and every Shareholder. Buyer is hereby relieved from any liability to any Person (including the Seller Parties and their respective Affiliates) for any acts done by it in accordance with such decision, act, consent or instruction of the Seller Party Representative. Notices or communications to or from the Seller Party Representative shall constitute notice to or from each of the Seller Parties for purposes of this Agreement. All acts of the Seller Party Representative hereunder in his capacity as such shall be deemed to be acts on behalf of the Seller Parties and not of the Seller Party Representative individually. The service by the Seller Party Representative shall be without compensation.

[Signatures on the Following Pages]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be entered into as of the date first above written.

BUYER

loanDepot.com, LLC

By:	/s/ Anthony Hsieh
Name:
Title:

SELLER

Mortgage Master, Inc.

By:	/s/ Leif Thomsen
Name:
Title:

Signature Page To Asset Purchase Agreement

SHAREHOLDERS

CALM Associates Trust

By:	/s/ Leif Thomsen
Name:
Its:	Trustee

Signature Page To Asset Purchase Agreement

By:	/s/ Leif Thomsen
Name:	Leif Thomsen

Signature Page To Asset Purchase Agreement

By:	/s/ Ann Thomsen
Name:	Ann Thomsen

Signature Page To Asset Purchase Agreement

SELLER PARTY REPRESENTATIVE

By:	/s/ Leif Thomsen
Name:

Signature Page To Asset Purchase Agreement